Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

AMERIS BANCORP

and

FIDELITY SOUTHERN CORPORATION

Dated as of December 17 , 2018

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Other Defined Terms	9
1.3	Other Definitional Provisions
		11
ARTICLE II THE MERGER		12
2.1	The Merger	12
2.2	The Bank Merger	12
2.3	Closing	12
2.4	Effective Time; Effects of the Merger	12
2.5	Certain Corporate Governance Matters	13
2.6	Conversion of Securities	14
2.7	Treatment of FSC Equity Awards	15
2.8	Exchange of FSC Common Stock	15
2.9	Certain Adjustments	18
2.10	Transfer Books; No Further Ownership Rights in FSC Common Stock	18
2.11	Proxy and Registration Statement	18
2.12	FSC Shareholder Approval	19
2.13	ABCB Shareholder Approval	21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF FSC		22
3.1	Making of Representations and Warranties	22
3.2	Organization	22
3.3	Authority; Binding Nature	23
3.4	No Conflicts	24
3.5	Consents and Approvals	24
3.6	Regulatory Matters	24
3.7	Capitalization	25
3.8	Deposits	26
3.9	FSC SEC Filings	26
3.10	Financial Statements	27
3.11	Ordinary Course; Lack of Material Adverse Change	28
3.12	Reorganization	28
3.13	Taxes	28
3.14	Real Property	30
3.15	Litigation; Orders	30
3.16	Compliance	30
3.17	Loans	31
3.18	Regulatory Capital; CRA Compliance	32
3.19	Investment Securities and Commodities	32
3.20	Derivative Transactions	32
3.21	Intellectual Property	33
3.22	Environmental Matters	33
3.23	Certain Contracts	33
3.24	Employee Benefit Matters	34
3.25	Labor Relations; Employment Matters	35
3.26	Related-Party Transactions	36
3.27	Insurance	36
3.28	No Investment Advisor	36
3.29	Information Security	36
3.30	Brokers; Fairness Opinion	36
3.31	Information Supplied	37
3.32	No Other Representations or Warranties	37

i

Page
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ABCB		37
4.1	Making of Representations and Warranties	37
4.2	Organization	38
4.3	Authority; Binding Nature	38
4.4	No Conflicts	39
4.5	Consents and Approvals	39
4.6	Regulatory Matters	39
4.7	Capitalization	40
4.8	Deposits	41
4.9	ABCB SEC Filings	41
4.10	Financial Statements	41
4.11	Ordinary Course; Lack of Material Adverse Change	42
4.12	Reorganization	42
4.13	Taxes	43
4.14	Real Property	44
4.15	Litigation; Orders	44
4.16	Compliance	45
4.17	Loans	45
4.18	Investment Securities and Commodities	46
4.19	Derivative Transactions	47
4.20	Regulatory Capital; CRA Compliance	47
4.21	Intellectual Property	47
4.22	Environmental Matters	47
4.23	Certain Contracts	48
4.24	Employee Benefit Matters	48
4.25	Labor Relations; Employment Matters	49
4.26	Related-Party Transactions	50
4.27	Insurance	50
4.28	Information Security	50
4.29	Brokers; Fairness Opinion	50
4.30	Information Supplied	50
4.31	No Other Representations or Warranties	51

ARTICLE V COVENANTS		52
5.1	Conduct of Business of FSC	52
5.2	Conduct of Business of ABCB	55
5.3	Approvals and Filings	57
5.4	Access; Current Information	58
5.5	Notification of Certain Changes	58
5.6	Public Announcements	59
5.7	Employee Benefit Matters	59
5.8	No Solicitation of Transaction by FSC	60
5.9	Indemnification; Directors’ and Officers’ Insurance	62
5.10	Efforts to Consummate	63
5.11	Data Conversion	63
5.12	No Control of Other Party’s Business	63
5.13	Tax Matters	63
5.14	Nasdaq Listing	64
5.15	Litigation and Claims	64
5.16	Trust Preferred Securities	64
5.17	Exemption from Liability Under Section 16(b)	65
5.18	Takeover Statutes	65

ii

Page
ARTICLE VI CONDITIONS TO CLOSE		65
6.1	Conditions to Each Party’s Obligations	65
6.2	Conditions to Obligations of ABCB	66
6.3	Conditions to the Obligations of FSC	67

ARTICLE VII TERMINATION		68
7.1	Termination	68
7.2	Effect of Termination	69

ARTICLE VIII MISCELLANEOUS		70
8.1	Nonsurvival of Representations, Warranties and Agreements	70
8.2	Notices	70
8.3	Entire Agreement	71
8.4	Amendments	72
8.5	Waivers	72
8.6	Binding Effect; Assignment	72
8.7	Governing Law; Jurisdiction	72
8.8	Waiver of Jury Trial	73
8.9	Cumulative Remedies; Specific Performance	73
8.10	Expenses	73
8.11	Counterparts	73
8.12	Severability	73

Exhibit A – Form of Bank Plan of Merger and Merger Agreement
Exhibit B – Form of FSC Voting and Support Agreement
iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 17 , 2018 (the “Agreement”), is entered into by and between AMERIS BANCORP, a Georgia corporation (“ABCB”), and FIDELITY SOUTHERN CORPORATION, a Georgia corporation (“FSC”).

WITNESSETH:

WHEREAS, the boards of directors of FSC and ABCB have determined that it is in the best interests of their respective corporations and shareholders to consummate the business combination transaction provided for herein in which FSC will, subject to the terms and conditions set forth herein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”);

WHEREAS, it is contemplated that the business combination contemplated herein shall be immediately followed by a merger of FSC’s banking subsidiary, Fidelity Bank (“Fidelity”), with and into ABCB’s banking subsidiary, Ameris Bank (“Ameris”), with Ameris being the surviving entity (such merger, the “Bank Merger,” and such surviving entity referred to herein for the period at and after the effective time of the Bank Merger as the “Surviving Bank”), upon the terms and with the effect set forth in the Bank Plan of Merger and Merger Agreement by and between Fidelity and Ameris, substantially in the form attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the board of directors of each of FSC and ABCB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of FSC has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that FSC’s shareholders (the “FSC Shareholders”) approve this Agreement;

WHEREAS, the board of directors of ABCB has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that ABCB’s shareholders (the “ABCB Shareholders”) approve the issuance of shares of ABCB Common Stock in connection with the Merger pursuant to this Agreement (the “ABCB Common Stock Issuance”);

WHEREAS, as a material inducement for each of the parties to enter into this Agreement, certain  directors of FSC have each entered into a Voting and Support Agreement with ABCB and FSC dated as of the date hereof, the form of which is attached hereto as Exhibit B (the “FSC Voting Agreement”), pursuant to which each such director, in his or her capacity as an FSC Shareholder, has agreed, among other things, to vote in favor of the approval of this Agreement and the transactions contemplated hereby; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1  Certain Definitions.  As used herein, the following terms shall have the following meanings:

(a)          “ABCB Common Stock” means the common stock, $1.00 par value per share, of ABCB.

(b)         “ABCB Employee Benefit Plan” means any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which ABCB has or may have any liability or whereby ABCB and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of ABCB or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.

(c)          “ABCB Equity Award” means each stock option, stock unit, stock award (including each award of restricted shares), stock appreciation right or other stock-based award granted by ABCB from time to time pursuant to the Ameris Bancorp 2014 Omnibus Equity Compensation Plan.

(d)          “ABCB Intellectual Property” means the Intellectual Property used or held for use in the conduct of the business of ABCB and its Subsidiaries.

(e)         “Acquisition Proposal” means (i) a tender or exchange offer, proposal for a merger, consolidation or other business combination involving FSC or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of FSC and its Subsidiaries, or (ii) any proposal or offer to acquire in any manner in a single transaction or series of transactions (A) more than twenty-five percent (25%) of the voting power in FSC or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of FSC and its Subsidiaries, or (B) more than twenty-five percent (25%) of the consolidated assets of FSC and its Subsidiaries, other than, in each case, the transactions contemplated by this Agreement or the Bank Merger Agreement.

(f)          “Affiliate” means, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person.  For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.  In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.

(g)          “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.

(h)         “Applicable Law(s)” or “Law(s)” means and includes:  (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other legally binding agreement to which any Governmental Authority is a signatory or party as to which a party is subject; and (iii) any legally binding judicial or administrative interpretation of the application of any Applicable Law described in the immediately preceding clause (i) or (ii) as to which a party is subject, in each case as in effect as of the applicable time.

(i)          “Average ABCB Closing Stock Price” means the average price of ABCB Common Stock on Nasdaq as reported by Bloomberg L.P. for the five (5) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Closing Date, rounded to the nearest cent.

(j)          “ Balance Sheet Date” means December 31, 2017.

(k)          “Business Day” means any day other than Saturday, Sunday, a day which is a legal holiday in Georgia or a day on which commercial banks in Georgia are authorized or required by Applicable Law to close.

(l)          “Charter Documents” means with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(m)          “COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state Law.

(n)          “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

(o)          “Environmental Law” means all Laws of any Governmental Authority relating to pollution or the protection of the environment, including Laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.

(p)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r)          “FDIC” means the Federal Deposit Insurance Corporation.

(s)          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(t)          “FSC Common Stock” means the common stock, no par value per share, of FSC.

(u)          “FSC Employee Benefit Plan” means any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which FSC has or may have any liability or whereby FSC and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of FSC or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.

(v)          “FSC Incentive Plan(s)” means the Fidelity Southern Corporation Equity Incentive Plan, as amended, and the Fidelity Southern Corporation 2018 Omnibus Incentive Plan.

(w)          “FSC Intellectual Property” means the Intellectual Property used or held for use in the conduct of the business of FSC and its Subsidiaries.

(x)          “FSC Restricted Stock Award” means each award of shares of FSC Common Stock subject to vesting, repurchase or other lapse restriction granted under either of the FSC Incentive Plans, or as an inducement award, that is outstanding immediately prior to the Effective Time.

(y)          “FSC Stock Option” means each option granted under either of the FSC Incentive Plans, or as an inducement award, to acquire shares of FSC Common Stock that is outstanding and unexercised immediately prior to the Effective Time.

(z)          “GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(aa)          “GBCC” means the Georgia Business Corporation Code.

(bb)          “GDBF” means the Georgia Department of Banking and Finance.

(cc)          “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local.

(dd)          “Hazardous Substance” means:  (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.

(ee)          “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; Software; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(ff)          “Interim Balance Sheet Date” shall mean September 30, 2018.

(gg)          “IRS” means the Internal Revenue Service.

(hh)          “Knowledge” means:  (i) with respect to FSC or Fidelity, the actual knowledge of any of the officers of FSC or Fidelity listed on FSC Disclosure Schedule Section 1.1(hh); and (ii) with respect to ABCB or Ameris, the actual knowledge of any of the officers of ABCB or Ameris listed on ABCB Disclosure Schedule Section 1.1(hh).

(ii)          “Lien” means any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(jj)          “Material Adverse Change” or “Material Adverse Effect” means, with respect to FSC and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, any event, change, occurrence, effect or development that has a material adverse effect on (i) the financial condition, results of operations, assets or deposit liabilities, business, property or assets of FSC and its Subsidiaries, taken as a whole, or ABCB and its Subsidiaries, taken as a whole, as the case may be, or (ii) the ability of FSC, on the one hand, or ABCB, on the other, as the case may be, to timely consummate the transactions contemplated by this Agreement or the Bank Merger Agreement; provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, occurrences, effects or developments resulting from or arising out of:  (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (except to the extent FSC and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its Subsidiaries operate); (B) changes after the date of this Agreement in Laws of general applicability to financial institutions (except to the extent that FSC and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its Subsidiaries operate); (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting financial institutions generally, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in securities markets (except to the extent that FSC and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its Subsidiaries operate); (D) floods, hurricanes, tornados, earthquakes, fires or other natural disasters; (E) the impact of the public disclosure, pendency or performance of this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby; (F) any failure by FSC or ABCB to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Change or Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Change or a Material Adverse Effect); (G) changes in the trading price or trading volume of ABCB Common Stock or the FSC Common Stock; or (H) with respect to FSC and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of ABCB or required by this Agreement or the Bank Merger Agreement, or with respect to ABCB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of FSC or required by this Agreement or the Bank Merger Agreement.

(kk)          “Nasdaq” means the Nasdaq Global Select Market.

(ll)          “Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of October 4, 2018, between ABCB and FSC.

(mm)          “Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to ABCB, FSC or an Affiliate thereof, as the case may be.

(nn)          “Permit” means any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.

(oo)         “Permitted Lien” means (i) Liens for current Taxes and assessments not yet past due; (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by FSC or ABCB, as the case may be, of the property subject thereto.

(pp)        “Person” means any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(qq)          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(rr)          “Proxy Statement/Prospectus” means the prospectus in connection with the issuance of shares of ABCB Common Stock pursuant to the Merger, and the joint proxy statement of FSC and ABCB relating to the FSC Shareholders’ Meeting and the ABCB Shareholders’ Meeting, as applicable, including any amendments or supplements thereto.

(ss)          “Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by ABCB in connection with the issuance of shares of ABCB Common Stock in the Merger (including the Proxy Statement/Prospectus constituting a part thereof).

(tt)          “Regulatory Approval” means the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that are required to consummate the transactions contemplated hereby or by the Bank Merger Agreement:  (i) the filing of applications, filings and notices, as applicable, with the Nasdaq by ABCB; (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHCA and approval of such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the FDIC and the GDBF, as required, in connection with the Merger or the Bank Merger, and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement by ABCB and the declaration of effectiveness of the Registration Statement by the SEC; (v) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC and the filing of the applicable certificates or articles of merger for the Bank Merger; and (vi) such filings and approvals, if any, as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of ABCB Common Stock pursuant to this Agreement and the approval of the listing of such ABCB Common Stock on the Nasdaq.

(uu)          “Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.

(vv)          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ww)         “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(xx)          “Securities Act” means the Securities Act of 1933, as amended.

(yy)          “Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

(zz)          “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.  Any reference in this Agreement to a Subsidiary of FSC means, unless the context otherwise requires, any current or former Subsidiary of FSC.

(aaa)        “Superior Proposal” means a bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which FSC’s board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to the shareholders of FSC than the Merger after (i) consultation with its financial advisors and outside counsel and (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein, the anticipated timing of such consummation relative to the anticipated timing of the Merger, all other legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing and the Person or Persons making such proposal) and any other relevant factors permitted under Applicable Law, and after giving effect to any changes to this Agreement that may be proposed by ABCB in response to such Acquisition Proposal; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(bbb)        “Tax” or “Taxes” means any tax, charge, fee, levy, impost, duty or other assessment, including income, gross receipts, margin, net margin, transfer, premium, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, escheat, unclaimed property, abandoned property, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security (or similar), single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a transferee or successor, by contract, or otherwise.

(ccc)      “Taxing Authority” means any Governmental Authority having any responsibility (including administrative responsibility) for (i) the determination, assessment or collection or payment of any Tax, (ii) the administration, implementation or enforcement of or compliance with any Law relating to any Tax or (iii) the determination of any exemption, exclusion or other reduction of any Tax.

(ddd)        “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

(eee)          “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(fff)          “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

(ggg)        “Well-Capitalized” means “well-capitalized” as that term is defined in the rules and regulations promulgated by the Federal Reserve Board, the FDIC or the GDBF, as applicable.

(hhh)        “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or the non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

1.2   Other Defined Terms.  The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
ABCB	Preamble
ABCB 401(k) Plan	5.7(e)
ABCB Capitalization Date	4.7(a)
ABCB Common Stock Issuance	Recitals
ABCB Contract	4.23(a)
ABCB Disclosure Schedule	4.1(a)
ABCB Financial Advisor	4.29
ABCB Financial Statements	4.10(a)
ABCB Loans	4.17(a)
ABCB Recommendation	2.13
ABCB Regulatory Agencies	4.6
ABCB Regulatory Agreement	4.6
ABCB SEC Filings	4.9
ABCB Shareholder Approval	4.3(a)

ABCB Shareholders	Recitals
ABCB Shareholders’ Meeting	2.13
ABCB Stock Option	2.7(a)
Acquisition Agreement	5.8(a)
Adverse Recommendation Change	2.12(b)
Agreement	Preamble
Ameris	Recitals
Bank Merger	Recitals
Bank Merger Agreement	Recitals
BHCA	3.2(a)
Book-Entry Shares	2.8(b)(i)
Certificate of Merger	2.4(a)
Certificates	2.8(b)(i)
Chosen Courts	8.7(b)
Claim	5.9(a)
Closing	2.3
Closing Date	2.3
Code	Recitals
Continuing Employee	5.7(a)
CRA	3.18
Data Conversion	5.11
Discontinued Employee	5.7(b)
Effective Time	2.4(a)
Exchange Agent	2.8(a)
Exchange Agent Agreement	2.8(a)
Exchange Fund	2.8(a)
Exchange Ratio	2.6(a)
Excluded Shares	2.6(c)
Fidelity	Recitals
FSC	Preamble
FSC 401(k) Plan	5.7(e)
FSC Capitalization Date	3.7(a)
FSC Contract	3.23(a)
FSC Disclosure Schedule	3.1(a)
FSC Financial Advisor	3.30
FSC Financial Statements	3.10(a)
FSC Insiders	5.17
FSC Loans	3.17(a)
FSC Recommendation	2.12(a)
FSC Regulatory Agencies	3.6
FSC Regulatory Agreement	3.6
FSC SEC Filings	3.9
FSC Shareholder Approval	3.3(a)
FSC Shareholders	Recitals
FSC Shareholders’ Meeting	2.12(a)
FSC Voting Agreement	Recitals
Georgia Secretary	2.4(a)
Indemnitees	5.9(a)
Letter of Transmittal	2.8(b)(i)

Materially Burdensome Regulatory Condition	5.3(a)
Merger	Recitals
Merger Consideration	2.6(a)
Notice of Recommendation Change	2.12(b)(iii)
Premium Cap	5.9(b)
Providing Party	5.4(a)
Regulatory Agencies	4.6
Requesting Party	5.4(a)
Surviving Bank	Recitals
Surviving Corporation	2.1(a)
Takeover Statutes	3.3(b)
Termination Fee	7.2(b)
Transition Plan Year	5.7(c)
Trust Preferred Securities	5.16

1.3  Other Definitional Provisions.

(a)          All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.

(b)          The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  When a reference is made in this Agreement to articles, sections, exhibits or schedules, such reference shall be to an article or section of or exhibit or schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)          The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.

(e)          The word “or” as used in this Agreement shall not be exclusive.

(f)          Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(g)          A reference to any statute or to any provision of any statute shall include any amendment thereto, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II
THE MERGER

2.1  The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, FSC shall merge with and into ABCB.  ABCB shall be the surviving entity in the Merger (referred to herein for the period at and after the Effective Time as the “Surviving Corporation”).  The Surviving Corporation shall continue to exist as a Georgia corporation under the name “Ameris Bancorp.”  Upon consummation of the Merger, the separate legal existence of FSC shall terminate.

(b)          ABCB may at any time change the method of effecting the combination contemplated hereby (including by providing for the merger of FSC with a wholly owned Subsidiary of ABCB) if and to the extent requested by ABCB, and FSC agrees to enter into such amendments to this Agreement as ABCB may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the FSC Shareholders or (iii) be reasonably likely to adversely affect or materially delay the receipt of any necessary Regulatory Approvals or the consummation of the transactions contemplated hereby.

2.2  The Bank Merger.  Immediately after the Effective Time, the Bank Merger shall be consummated in accordance with the provisions of applicable federal and state Law.  The Bank Merger shall have the effects as set forth under applicable federal and state Law, and the boards of directors of the parties shall approve, and shall cause the boards of directors of Fidelity and Ameris, respectively, to approve the Bank Merger Agreement and cause the Bank Merger Agreement to be executed and delivered promptly following the execution of this Agreement.

2.3  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Rogers & Hardin LLP, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.4  Effective Time; Effects of the Merger.

(a)          Subject to the terms and conditions of this Agreement, on the Closing Date, the Surviving Corporation shall file a certificate of merger complying with the requirements of the GBCC (the “Certificate of Merger”) with the Secretary of State of the State of Georgia (the “Georgia Secretary”).  The term “Effective Time” shall mean the date and time upon which the Merger shall be effective, which shall be the later of (i) the date and time upon which the Certificate of Merger is filed with the Georgia Secretary and (ii) such later date and time to which ABCB and FSC shall agree and as may be specified in accordance with the GBCC.

(b)          From and after the Effective Time, the Merger shall have the effects set forth in the GBCC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of FSC shall vest in the Surviving Corporation, and all debts, duties and liabilities of FSC shall become the debts, liabilities and duties of the Surviving Corporation.

2.5  Certain Corporate Governance Matters.

(a)          The Charter Documents of ABCB, as in effect immediately prior to the Effective Time, shall become and remain the Charter Documents of the Surviving Corporation until amended in accordance with the respective terms thereof and Applicable Laws; provided, however, that the bylaws of ABCB in effect on the date of this Agreement shall be amended at or prior to the Effective Time to the effect set forth in ABCB Disclosure Schedule Section 2.5(a).

(b)          The boards of directors of ABCB and Ameris shall take all appropriate action so that at and after the Effective Time the respective board of directors of the Surviving Corporation and the Surviving Bank are increased to fourteen (14) members, (x) nine (9) of whom shall be the directors of ABCB and Ameris immediately prior to the Effective Time and (y) five (5) of whom shall be the members of the board of directors of FSC who are set forth on Section 2.5(b) of the FSC Disclosure Schedule (or if, prior to the Effective Time, any such person becomes unable or unwilling to serve in such position, a replacement mutually acceptable to FSC and ABCB), each of whom shall serve as the directors of the Surviving Corporation and the Surviving Bank until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation and the Surviving Bank, as applicable.

(c)          ABCB’s and Ameris’s Board of Directors shall take all appropriate action so that at and after the Effective Time, (i) James B. Miller, Jr. shall serve as Executive Chairman of the Surviving Corporation and the Surviving Bank, (ii) Dennis J. Zember Jr. shall serve as Chief Executive Officer of the Surviving Corporation, (iii) H. Palmer Proctor, Jr. shall serve as President of the Surviving Corporation and Chief Executive Officer of the Surviving Bank and (iv) the other officers of the Surviving Corporation and Surviving Bank, as the case may be, shall be the officers of ABCB and Ameris immediately prior to the Effective Time, in each case until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation or the Surviving Bank, as the case may be.

(d)          At and after the Effective Time, the headquarters and operations center for the Surviving Bank will be located in Atlanta, Georgia .

(e)          Commencing no later than the first quarterly dividend payable on shares of ABCB Common Stock following the Effective Time and subject to Applicable Law, the Surviving Corporation will effect an increase in the amount of ABCB’s regular quarterly dividend on shares of ABCB Common Stock to $0.15 per share.

(f)          Prior to the Effective Time, ABCB and FSC shall cooperate with one another in good faith to develop a primary corporate and marketing logo to be used by the Surviving Corporation and the Surviving Bank after the Effective Time that incorporates the FSC lion and other agreed upon elements of both parties’ primary logos as of the date of this Agreement.

2.6  Conversion of Securities.

(a)          Merger Consideration.  At the Effective Time, subject to the other provisions of this Agreement, each share of FSC Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any Excluded Shares, shall, by virtue of the Merger, be converted into and shall thereafter represent the right to receive 0.80 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of ABCB Common Stock, together with cash in lieu of any fractional shares in accordance with the provisions of Section 2.8(d) (the “Merger Consideration”).

(b)          Cancellation of Shares.  Shares of FSC Common Stock, when converted in accordance with Section 2.6(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of FSC Common Stock previously represented thereby (i) the consideration set forth in Section 2.6(a), (ii) any dividends or other distributions in accordance with Section 2.8(c) and (iii) any cash to be paid in lieu of any fractional shares of ABCB Common Stock in accordance with Section 2.8(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.8.

(c)          Treasury Stock; Excluded Shares.  All shares of FSC Common Stock held by FSC as treasury shares, or by ABCB or by any wholly owned Subsidiary of ABCB or FSC, immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ABCB, FSC or any wholly owned Subsidiary of ABCB or FSC in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

(d)          No Effect on ABCB Common Stock.  Each share of ABCB Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the consummation of the Merger.

2.7  Treatment of FSC Equity Awards.

(a)          FSC Stock Options.  At the Effective Time, each FSC Stock Option, whether or not then exercisable, shall fully vest and immediately be converted into an option to acquire, on the same terms and conditions as were applicable to such FSC Stock Option, the number of shares of ABCB Common Stock (rounded down to the nearest whole share), determined by multiplying (i) the number of shares of FSC Common Stock subject to such FSC Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of ABCB Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of FSC Common Stock subject to such FSC Stock Option divided by (y) the Exchange Ratio (any such option, an “ABCB Stock Option”).

(b)          FSC Restricted Stock Awards.  At the Effective Time, each FSC Restricted Stock Award shall fully vest and immediately be canceled and converted into the right to receive the Merger Consideration with respect to each share of FSC Common Stock underlying such FSC Restricted Stock Award (including a payment in respect of any fractional shares calculated in accordance with Section 2.8(d)).  ABCB shall issue the Merger Consideration contemplated by this Section 2.7(b) (together with any accrued but unpaid dividends corresponding to the FSC Restricted Stock Awards that vest in accordance with this Section 2.7(b)), less applicable Tax withholdings, within three (3) Business Days following the Closing Date.

(c)          FSC Actions.  At or prior to the Effective Time, the board of directors of FSC and its compensation committee, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.7.

(d)          ABCB Actions.  On the Closing Date, ABCB shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of ABCB Common Stock issuable pursuant to the ABCB Stock Options contemplated by Section 2.7(a) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ABCB Stock Options remain outstanding.

2.8  Exchange of FSC Common Stock.

(a)          Exchange Agent.  At or prior to the Closing, ABCB shall deposit, or shall cause to be deposited, with ABCB’s transfer agent or an unrelated bank or trust company reasonably acceptable to FSC (the “Exchange Agent”), for the benefit of the holders of shares of FSC Common Stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent, sufficient cash and ABCB Common Stock to make all deliveries of cash and ABCB Common Stock as required by this ARTICLE II, including the Merger Consideration, pursuant to an exchange agent agreement between ABCB and the Exchange Agent in a form reasonably acceptable to the parties hereto (the “Exchange Agent Agreement”).  ABCB agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.8(c) and to make payments in lieu of fractional shares pursuant to Section 2.8(d).  Any cash and ABCB Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.8(c) and fractional shares in accordance with Section 2.8(d)) shall hereinafter be referred to as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of FSC Common Stock pursuant to this Agreement out of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ABCB, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of FSC Common Stock.  Any interest and other income resulting from such investments shall be paid to ABCB.  Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.

(b)          Exchange Procedures.

(i)          ABCB shall instruct the Exchange Agent to mail, as promptly as practicable after the Effective Time (and in any event no later than three (3) Business Days after the Effective Time), to each record holder, as of the Effective Time, of an outstanding Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of FSC Common Stock (A) a letter of transmittal in customary form as directed by ABCB and reasonably acceptable to FSC (which shall specify that delivery shall be effected, and risk of loss and title to the shares of FSC Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book-Entry Shares”)), and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect of the shares of FSC Common Stock represented thereby (collectively, the “Letter of Transmittal”).

(ii)          Promptly after the Effective Time, upon surrender of Certificates or Book-Entry Shares for cancellation to the Exchange Agent together with, in each case, a properly completed and executed Letter of Transmittal and such other documents as may be required pursuant to the exchange instructions, the holders of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, the Merger Consideration, including any cash payable in lieu of any fractional shares of ABCB Common Stock pursuant to Section 2.8(d).  No interest shall be paid or accrued on any Merger Consideration.  In the event of a transfer of ownership of shares of FSC Common Stock which is not registered in the transfer records of FSC, the Merger Consideration payable in respect of such shares of FSC Common Stock may be paid to a transferee if the Certificate representing such shares of FSC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c)          Distributions with Respect to Unexchanged FSC Common Stock.  No dividends or other distributions declared or made with respect to ABCB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the ABCB Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Share and no cash payment in lieu of fractional shares of ABCB Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book-Entry Share in accordance with this Section 2.8.  Subject to Applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to such holder of ABCB Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of ABCB Common Stock to which such holder is entitled pursuant to Section 2.8(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of ABCB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of ABCB Common Stock.

(d)          Fractional Shares.  No certificates or scrip or ABCB Common Stock representing fractional shares of ABCB Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any ABCB Common Stock.  Notwithstanding any other provision of this Agreement, each holder of shares of FSC Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of ABCB Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Average ABCB Closing Stock Price and (ii) the fraction of a share (after taking into account all shares of FSC Common Stock held by such holder at the Effective Time and rounded to three decimal places) of ABCB Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.6.

(e)          Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of FSC Common Stock after one (1) year following the Effective Time shall be delivered to ABCB upon demand and, from and after such delivery to ABCB, any former holders of FSC Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to ABCB for the Merger Consideration payable in respect of such shares of FSC Common Stock.  Any amounts remaining unclaimed by holders of shares of FSC Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of ABCB free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f)          No Liability.  Neither ABCB nor any of ABCB’s Subsidiaries shall be liable to any holder of shares of FSC Common Stock for any shares of ABCB Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar Law.

(g)          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to ABCB and, if required by ABCB, the posting by such Person of a bond, in such reasonable amount as ABCB may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of FSC Common Stock represented by such Certificate.

(h)          Withholding.  Each of ABCB and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of FSC Common Stock such amounts as ABCB or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by ABCB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FSC Common Stock in respect of whom such deduction and withholding was made by ABCB or the Exchange Agent, as the case may be.

(i)          Book Entry.  All shares of ABCB Common Stock to be issued in the Merger shall be issued in book-entry form, without physical certificates.

2.9  Certain Adjustments.  If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of ABCB Common Stock or FSC Common Stock are changed into a different number of shares or type of securities by reason of any stock split, stock combination, stock dividend, reclassification, recapitalization or similar transaction with respect to such stock, and the record date therefor shall be prior to the Effective Time, then the Merger Consideration will be proportionately adjusted as necessary to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

2.10  Transfer Books; No Further Ownership Rights in FSC Common Stock.  At the Closing Date, the stock transfer books of FSC shall be closed and thereafter there shall be no further registration of transfers of shares of FSC Common Stock on the records of FSC, except for the cancellation of such shares in connection with the Merger.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of FSC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law.  If, after the Effective Time, bona fide Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

2.11  Proxy and Registration Statement.

(a)          ABCB and FSC shall promptly prepare the Registration Statement on Form S-4 or other applicable form, which ABCB shall file with the SEC as promptly as reasonably practicable following the date of this Agreement (and in any event no later than sixty (60) days following the date of this Agreement) and which will include the Proxy Statement/Prospectus.  Each of ABCB and FSC shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and by the Bank Merger Agreement.  Each of FSC and ABCB will cause the Proxy Statement/Prospectus to be filed with the SEC and mailed to the FSC Shareholders and the ABCB Shareholders, respectively, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act.  ABCB shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of ABCB Common Stock in the Merger, and FSC shall furnish all information concerning FSC and the holders of FSC Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.

(b)          ABCB will advise FSC promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of ABCB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, the initiation or threat of any proceeding for any such purpose, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide FSC with copies of any written communication from the SEC or any state securities commission.

(c)          If at any time prior to the Effective Time any information relating to ABCB or FSC, or any of their respective Affiliates, officers or directors, is discovered by ABCB or FSC which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the FSC Shareholders and the ABCB Shareholders.

2.12  FSC Shareholder Approval.

(a)          FSC shall take all action necessary in accordance with Applicable Laws, applicable rules of Nasdaq and FSC’s current Charter Documents to duly give notice of, convene and hold a meeting of the FSC Shareholders (including any adjournment or postponement thereof in accordance with this Agreement, the “FSC Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the FSC Shareholder Approval.  The board of directors of FSC has resolved to recommend to the FSC Shareholders that they approve this Agreement and except to the extent FSC’s board of directors has effected an Adverse Recommendation Change in accordance with the terms of this Agreement, FSC shall, acting through its board of directors, (i) recommend that the FSC Shareholders approve this Agreement (the “FSC Recommendation”), (ii) include the FSC Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the FSC Shareholders proxies in favor of the approval of this Agreement, including by communicating to the FSC Shareholders the recommendation of the board of directors of FSC that they approve this Agreement and engaging a proxy solicitor reasonably acceptable to ABCB to assist in the solicitation of proxies from FSC Shareholders.  FSC may adjourn or postpone the FSC Shareholders’ Meeting (x) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the board of directors of FSC has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under Applicable Law or (y) if as of the time that the FSC Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of FSC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the FSC Shareholders’ Meeting, or if on the date thereof FSC has not received proxies representing a sufficient number of shares of FSC Common Stock necessary to obtain the FSC Shareholder Approval.  In the event of such an adjournment or postponement, FSC shall continue to use reasonable best efforts to solicit proxies from the FSC Shareholders in order to obtain the FSC Shareholder Approval, except to the extent FSC’s board of directors has effected an Adverse Recommendation Change in accordance with the terms of this Agreement and otherwise subject to the terms and conditions of this Agreement.  Except with the prior approval of ABCB (which shall not be unreasonably withheld, conditioned or delayed), no other matters shall be submitted for the approval of the FSC Shareholders at the FSC Shareholders’ Meeting.  FSC shall cooperate with ABCB and use its reasonable best efforts to hold the FSC Shareholders’ Meeting on the same date and at the same time as the ABCB Shareholders’ Meeting.

(b)          Neither FSC’s board of directors nor any committee thereof shall (x) except as expressly permitted by this Section 2.12(b), withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to ABCB or any of ABCB’s Subsidiaries, the FSC Recommendation or (y) approve or recommend to the FSC Shareholders, or publicly propose to approve or recommend to the FSC Shareholders, any Acquisition Proposal (each, an “Adverse Recommendation Change”).  Notwithstanding the foregoing or any other provision of this Agreement, FSC’s board of directors may at any time prior to the FSC Shareholders’ Meeting (i) effect an Adverse Recommendation Change or (ii) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, if and only if:

(i)          FSC’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a breach of Section 5.8) that constitutes, or is reasonably likely to result in, a Superior Proposal and that has not been withdrawn;

(ii)          FSC’s board of directors determines in good faith, after consultation with such outside legal counsel, that a failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to FSC and its shareholders under Applicable Law;

(iii)          FSC’s board of directors provides written notice (a “Notice of Recommendation Change”) to ABCB of its receipt of the Acquisition Proposal and its intent to withdraw the FSC Recommendation on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Acquisition Proposal (it being understood that any amendment (and each successive amendment) to any financial or other material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that the five Business Day period referenced in clauses (iii), (iv) and (v) of this Section 2.12(b) shall be three (3) Business Days);

(iv)          after providing such Notice of Recommendation Change, FSC shall negotiate in good faith with ABCB (if requested by ABCB) and provide ABCB reasonable opportunity during the subsequent five (5)-Business Day (or three (3)-Business Day) period(s) to make such changes in the terms and conditions of this Agreement as would enable FSC’s board of directors to proceed without withdrawing the FSC Recommendation; provided, however, that ABCB shall not be required to propose any such changes; and

(v)          FSC’s board of directors, following the final such five (5)-Business Day (or three (3)-Business Day) period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal would continue to constitute a Superior Proposal if such proposed revisions were to be given effect.

(c)          Nothing contained in this Section 2.12 shall prohibit FSC or the board of directors of FSC from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the FSC Shareholders; provided, however, that such Rules (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

2.13  ABCB Shareholder Approval.  ABCB shall take all action necessary in accordance with Applicable Laws, applicable rules of Nasdaq and ABCB’s current Charter Documents to duly give notice of, convene and hold a meeting of the ABCB Shareholders (including any adjournment or postponement thereof in accordance with this Agreement, the “ABCB Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the ABCB Shareholder Approval.  The board of directors of ABCB has resolved to recommend to the ABCB Shareholders that they approve the ABCB Common Stock Issuance and ABCB shall, acting through its board of directors, (i) recommend that the ABCB Shareholders approve the ABCB Common Stock Issuance (the “ABCB Recommendation”), (ii) include the ABCB Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the ABCB Shareholders proxies in favor of the approval of the ABCB Common Stock Issuance, including by communicating to the ABCB Shareholders the recommendation of the board of directors of ABCB that they approve the ABCB Common Stock Issuance and engaging a proxy solicitor reasonably acceptable to FSC to assist in the solicitation of proxies from ABCB shareholders.  ABCB may adjourn or postpone the ABCB Shareholders’ Meeting (x) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the board of directors of ABCB has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under Applicable Law or (y) if as of the time that the ABCB Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of ABCB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the ABCB Shareholders’ Meeting, or if on the date thereof ABCB has not received proxies representing a sufficient number of shares of ABCB Common Stock necessary to obtain the ABCB Shareholder Approval.  In the event of such an adjournment or postponement, ABCB shall continue to use reasonable best efforts to solicit proxies from the ABCB Shareholders in order to obtain the ABCB Shareholder Approval, subject to the terms and conditions of this Agreement.  Except with the prior approval of FSC (which shall not be unreasonably withheld, conditioned or delayed), no other matters shall be submitted for the approval of the ABCB Shareholders at the ABCB Shareholders’ Meeting.  ABCB shall cooperate with FSC and use its reasonable best efforts to hold the ABCB Shareholders’ Meeting on the same date and at the same time as the FSC Shareholders’ Meeting.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FSC

3.1  Making of Representations and Warranties.

(a)          On or prior to the date hereof, FSC has delivered to ABCB a schedule (the “FSC Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in Section 5.1; provided, however, that disclosure of any item in any section or subsection of the FSC Disclosure Schedule shall be deemed disclosed only with respect to the corresponding section or subsection or any other section or subsection of this Agreement to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on its face.

(b)          Except as disclosed in the FSC Disclosure Schedule or in any FSC SEC Filings filed by FSC after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FSC hereby represents and warrants to ABCB as follows.

3.2  Organization.

(a)          FSC is a Georgia corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) which is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”), (iii) with all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in the case of (iii) or (iv) where the lack of such corporate power, authority, authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on FSC.  True, complete and correct copies of the Charter Documents of FSC, as in effect as of the date of this Agreement, have previously been made available to ABCB.

(b)          FSC Disclosure Schedule Section 3.2(b) sets forth a true and complete list of each Subsidiary of FSC.  Other than as set forth on FSC Disclosure Schedule Section 3.2(b), there are no corporations, partnerships, limited liability companies, associations or other entities in which FSC owns, directly or indirectly, any equity interest.  All outstanding shares or equity interests of FSC’s Subsidiaries are validly issued, fully paid and nonassessable and owned by FSC (or another Subsidiary of FSC) free and clear of any Liens other than Permitted Liens.

(c)          Each Subsidiary of FSC that is set forth on FSC Disclosure Schedule Section 3.2(b) (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in the case of (ii) or (iii) where the lack of such corporate power, authority, authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on FSC.  True, complete and correct copies of the Charter Documents of each Subsidiary of FSC, as in effect as of the date of this Agreement, have previously been made available to ABCB.

(d)          Fidelity is a member of the Federal Home Loan Bank of Atlanta.

3.3  Authority; Binding Nature.

(a)          Each of FSC and its Subsidiaries, to the extent applicable, has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and, subject to the receipt of the FSC Shareholder Approval, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement.  The execution, delivery and performance by FSC of this Agreement and by Fidelity of the Bank Merger Agreement, and the consummation by FSC and each of its Subsidiaries of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the board of directors (or comparable governing body) of FSC and each applicable Subsidiary.  Subject to the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of FSC Common Stock entitled to vote (the “FSC Shareholder Approval”) and the approval of the Bank Merger Agreement by FSC as the sole shareholder of Fidelity, no other corporate proceedings on the part of FSC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement.  This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by FSC and Fidelity, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by ABCB and Ameris, as applicable) the legal, valid and binding obligations of FSC and Fidelity enforceable against FSC and Fidelity, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)          FSC and its Subsidiaries have taken all reasonable actions by them in order to exempt this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Georgia (any such Laws, “Takeover Statutes”) to the extent such Takeover Statutes are applicable to the transactions contemplated by this Agreement.  FSC and its Subsidiaries have taken all action required to be taken by them in order to make this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby comply with, and the transactions contemplated hereby and thereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

3.4  No Conflicts.  The execution, delivery and performance of this Agreement by FSC and of the Bank Merger Agreement by Fidelity, and the consummation of the transactions contemplated hereby and thereby by FSC and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of FSC or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to FSC or any of its Subsidiaries, (B) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any FSC Contract, except as set forth on FSC Disclosure Schedule Section 3.4, or (C) result in the creation or imposition of any Lien other than Permitted Liens on any of the assets of FSC or its Subsidiaries except, in the case of (B) and (C), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC.

3.5  Consents and Approvals.  Other than (i) the Regulatory Approvals, (ii) the FSC Shareholder Approval and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on FSC Disclosure Schedule Section 3.5, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of FSC or any of its Subsidiaries are required in connection with the execution, delivery and performance by FSC of this Agreement or by Fidelity of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.

3.6  Regulatory Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, FSC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2016 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and (iv) any other applicable bank regulatory agencies (collectively, the “FSC Regulatory Agencies”), and any other applicable Governmental Authority, and have paid all applicable fees, premiums and assessments due and payable thereto, and each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied with Applicable Law.  Neither FSC nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2015 has been ordered to pay any civil money penalty by, or has adopted any board resolutions at the request of, any FSC Regulatory Agency or other Governmental Authority of any kind that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, an “FSC Regulatory Agreement”), nor has FSC or any of its Subsidiaries been advised since January 1, 2015 by any FSC Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such FSC Regulatory Agreement.  Except for normal examinations conducted by a FSC Regulatory Agency in the ordinary course of business of FSC and its Subsidiaries, to FSC’s Knowledge, there is no unresolved written violation, criticism, comment or exception by any FSC Regulatory Agency or other Governmental Authority relating to FSC or any of its Subsidiaries, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC.  As of the date hereof, FSC is not aware of any reason attributable to FSC or Fidelity why all required Regulatory Approvals would not be received on a timely basis without undue delay.

3.7  Capitalization.

(a)          The authorized capital stock of FSC consists only of (i) 50,000,000 shares of FSC Common Stock, of which 27,298,456 shares (including 277,968 shares granted in respect of FSC Restricted Stock Awards) are issued and outstanding as of December 14, 2018 (the “FSC Capitalization Date”), and (ii) 10,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding as of the FSC Capitalization Date.  Such issued and outstanding shares of FSC Common Stock constitute all of the issued and outstanding capital stock of FSC as of the FSC Capitalization Date, and have been duly authorized, validly issued and are fully paid and nonassessable.  None of the shares of FSC Common Stock have been issued or disposed of in violation of any preemptive rights of any Person.  As of the date of this Agreement, 916,994 shares of FSC Common Stock were reserved for issuance upon the exercise of outstanding FSC Stock Options and 1,224,332 shares of FSC Common Stock were available for future grants of equity awards under the FSC Incentive Plans.  Except as disclosed on FSC Disclosure Schedule Section 3.7(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of FSC or any of its Subsidiaries are issued or outstanding, and FSC currently has no election in effect to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Affiliates.

(b)          FSC Disclosure Schedule Section 3.7(b) sets forth the following for each grant or award of FSC Stock Options, FSC Restricted Stock Awards or other outstanding rights, plans, options, warrants, calls, conversion rights or other arrangements or commitments that obligate FSC or any of its Subsidiaries to issue or dispose of any of its capital stock or other ownership interests (in each case, to the extent applicable):  (i) the name of the grantee; (ii) the date of the grant; (iii) the expiration date; (iv) the vesting schedule; (v) the exercise price; (vi) the number of shares of FSC Common Stock, or any other security of FSC or any of its Subsidiaries, subject to such award; and (vii) the number of shares subject to such award that are exercisable as of the date of this Agreement.  Except as set forth on FSC Disclosure Schedule Section 3.7(b), all shares of FSC Common Stock and FSC Restricted Stock Awards issuable upon exercise of FSC Stock Options, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law.  Each grant of FSC Stock Options was appropriately authorized by the board of directors of FSC or the compensation committee thereof, was made in accordance with the terms of the applicable FSC Incentive Plan and any Applicable Law and has a grant date identical to (or later than) the date on which it was actually granted or awarded.  The per share exercise price of each FSC Stock Option was determined in accordance with the applicable FSC Incentive Plan and was not less than the fair market value of a share of FSC Common Stock on the applicable date on which the related grant was by its terms to be effective.

(c)          Except as disclosed on FSC Disclosure Schedule Section 3.7(c), as of the date hereof there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating FSC or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of FSC or any of its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of FSC or any of its Subsidiaries, (ii) contractual obligations of FSC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FSC or any of its Subsidiaries or (iii) proxies, voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements to which FSC or any of its Subsidiaries is a party regarding the voting or disposition of the shares of FSC Common Stock or capital stock of its Subsidiaries (other than the FSC Voting Agreement).  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by FSC or any of its Subsidiaries and are outstanding as of the date hereof.

(d)          All of the issued and outstanding shares of capital stock of Fidelity are, on the date of this Agreement, and on the Closing Date will be, held by FSC.

(e)          No Subsidiary of FSC owns any capital stock of FSC except for shares held in a fiduciary capacity or in respect of a debt previously contracted.

3.8  Deposits.  The deposit accounts of Fidelity are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid.  No proceedings for the revocation or termination of such deposit insurance are pending or, to FSC’s Knowledge, threatened.

3.9  FSC SEC Filings.  FSC has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “FSC SEC Filings”).  Each FSC SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.10  Financial Statements.

(a)          The financial statements of FSC and its Subsidiaries included (or incorporated by reference) in the FSC SEC Filings, including the related notes, where applicable (the “FSC Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of FSC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FSC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  As of the date hereof, the books and records of FSC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  As of the date hereof, Ernst & Young LLP has not resigned (or informed FSC that it intends to resign) or been dismissed as independent public accountants of FSC as a result of or in connection with any disagreements with FSC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FSC, neither FSC nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of FSC, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of FSC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended the Interim Balance Sheet Date (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the end of such fiscal quarter or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of FSC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FSC or its Subsidiaries or accountants (including all means of access thereto and therefrom) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on FSC.  FSC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to FSC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FSC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to FSC’s outside auditors and the audit committee of FSC’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FSC’s ability to record, process, summarize and report financial information and (B) to FSC’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in FSC’s internal controls over financial reporting.  To FSC’s Knowledge, there is no reason to believe that FSC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

3.11  Ordinary Course; Lack of Material Adverse Change.  Since the Balance Sheet Date through the date of this Agreement, except as reflected in the FSC SEC Filings, as disclosed on FSC Disclosure Schedule Section 3.11 or as otherwise specifically provided by this Agreement, (a) FSC and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change in FSC or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on FSC.

3.12  Reorganization.  Neither FSC nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.13  Taxes.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC:

(a)          (i) All Tax Returns that were or are required to be filed on or before the Closing Date by FSC or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete and were or will be prepared in compliance with all Applicable Laws; (ii) all Taxes due and owing by FSC or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by FSC to ABCB in writing and adequately reserved for in the FSC Financial Statements.  Neither FSC nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)          No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to FSC or any of its Subsidiaries.  Neither FSC nor its Subsidiaries has received from any Taxing Authority (including jurisdictions where FSC or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against FSC or any of its Subsidiaries.  FSC has provided ABCB with correct and complete copies of all federal and state income Tax Returns filed by FSC and each of its Subsidiaries for taxable periods ended on or after December 31, 2015 and all examination reports and statements of deficiency related to federal and state income Tax assessed against or agreed to by FSC or any of its Subsidiaries with respect to those taxable periods.

(c)          There are no Liens on FSC’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the FSC Financial Statements.

(d)          Neither FSC nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)          FSC and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)          Neither FSC nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among FSC and its Subsidiaries).  Neither FSC nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was FSC or any of its Subsidiaries) or (ii) has any liability for Taxes of any Person (other than FSC or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a transferee, successor, by contract or otherwise.

(g)          No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where FSC or any Subsidiary does not file Tax Returns that FSC (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(h)          Neither FSC nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)          Neither FSC nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)          Neither FSC nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).

3.14  Real Property.  Except as set forth on FSC Disclosure Schedule Section 3.14 or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, as of the date of this Agreement, FSC or one of its Subsidiaries (a) has good and marketable title to all the real property reflected in the latest balance sheet included in the FSC SEC Filings as being owned by FSC or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in the FSC SEC Filings or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the FSC’s Knowledge, the lessor.

3.15  Litigation; Orders.

(a)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FSC, there is no Proceeding pending or, to FSC’s Knowledge, threatened either (i) against FSC or any of its Subsidiaries or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(b)          There is no Order outstanding against FSC or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC.

3.16  Compliance.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, FSC and each of its Subsidiaries is, and has been since January 1, 2015, in compliance with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, FSC and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to own or lease its properties and to carry on its business as presently conducted, and all such Permits are in full force and effect.  To FSC’s Knowledge, no suspension or cancellation of any material Permit is threatened.

3.17  Loans.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by FSC and its Subsidiaries (collectively, “FSC Loans”) (i) complies with Applicable Laws, (ii) has been made, entered into or acquired by FSC or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, FSC or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is owned by FSC or Fidelity free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta), (v) is in full force and effect and (vi) to FSC’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided, however, that the enforcement of each of the immediately preceding clauses (iii) and (v) may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  True, correct and complete copies of the currently effective lending policies of FSC and each of its Subsidiaries have been made available to ABCB.

(b)          FSC Disclosure Schedule Section 3.17(b) sets forth a complete and correct list of all FSC Loans that, as of the Interim Balance Sheet Date had an outstanding balance of $1,000,000 or more and (i) were contractually past due ninety (90) days or more in the payment of principal or interest, (ii) were on nonaccrual status or (iii) were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import, together with the principal amount of each such FSC Loan and the identity of the obligor thereunder.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, (i) each outstanding FSC Loan (including FSC Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, FSC’s underwriting and servicing standards (and, in the case of FSC Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program; and (ii) FSC and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any FSC Loan in which they act as the lead lender or servicer.

(d)          None of the agreements pursuant to which FSC or any of its Subsidiaries has sold FSC Loans or pools of FSC Loans or participations in FSC Loans or pools of FSC Loans contains any obligation to repurchase such FSC Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of FSC or its Subsidiaries, as applicable.

(e)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, as to each FSC Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to FSC’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by FSC or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

(f)          There are no outstanding FSC Loans made by FSC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FSC or its Subsidiaries, other than FSC Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

3.18  Regulatory Capital; CRA Compliance.  Each of FSC and Fidelity is Well-Capitalized, and Fidelity’s most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better.  To FSC’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Fidelity’s CRA rating to decrease below the “satisfactory” level.

3.19  Investment Securities and Commodities.

(a)          Each of FSC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the FSC SEC Filings or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FSC or its Subsidiaries.  Such securities and commodities are valued on the books of FSC in accordance with GAAP in all material respects.

(b)          FSC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that FSC believes are prudent and reasonable in the context of such businesses.

3.20  Derivative Transactions.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, all Derivative Transactions entered into by FSC or any of its Subsidiaries or for the account of any of its customers were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any FSC Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FSC or one of its Subsidiaries enforceable in accordance with their terms except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and are in full force and effect.  FSC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FSC’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.21  Intellectual Property.  FSC or its Subsidiaries owns or has a valid license to use all FSC Intellectual Property necessary for the conduct of its businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates).  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, (i) the FSC Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, (ii) neither FSC nor any of its Subsidiaries has received notice challenging the validity or enforceability of any material FSC Intellectual Property and (iii) none of FSC or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by FSC of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which FSC or any of its Subsidiaries is a party and pursuant to which FSC or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither FSC nor any of its Subsidiaries has received notice challenging FSC’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party Intellectual Property rights.

3.22  Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, (i) no notice, notification, demand, request for information, citation, summons or order has been received by FSC or any of its Subsidiaries, no complaint has been filed against FSC or any of its Subsidiaries, no penalty has been assessed against FSC or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to FSC’s Knowledge, threatened in writing against FSC or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law or the presence or release into the environment of any Hazardous Substance, (ii) FSC and each of its Subsidiaries is in compliance with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither FSC nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither FSC nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.

3.23  Certain Contracts.

(a)          Except as set forth in FSC Disclose Schedule 3.23(a), as of the date hereof, neither FSC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of FSC to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit, other banking products offered by FSC and its Subsidiaries or derivatives, which creates future payment obligations in excess of $1,000,000 and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less or (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of FSC or its Subsidiaries, taken as a whole.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.23(a) (excluding any FSC Employee Benefit Plan), whether or not set forth in the FSC Disclosure Schedule, is referred to herein as an “FSC Contract,” and neither FSC nor any of its Subsidiaries has actual knowledge of, or has received written notice of, any violation of any FSC Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC.

(b)          In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FSC, (i) each FSC Contract is valid and binding on FSC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) FSC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FSC Contract, (iii) to FSC’s Knowledge each third-party counterparty to each FSC Contract has in all material respects performed all obligations required to be performed by it to date under such FSC Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FSC or any of its Subsidiaries under any such FSC Contract.

3.24  Employee Benefit Matters.

(a)          FSC Disclosure Schedule Section 3.24(a) sets forth a true and complete list of each material FSC Employee Benefit Plan.

(b)          With respect to each material FSC Employee Benefit Plan, complete and correct copies of the following documents (to the extent applicable) have been made available to ABCB:  (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including contracts with service providers and insurers) and, in the case of any FSC Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past year, if applicable; and (iv) the most recent IRS determination letter or opinion letter.

(c)          With respect to each FSC Employee Benefit Plan, (i) such FSC Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, (ii) no Proceedings (other than routine claims for benefits) are pending, or to FSC’s Knowledge, threatened, (iii) all premiums, contributions or other material payments required to have been made by Applicable Law or under the terms of any such FSC Employee Benefit Plan or any contract relating thereto have been made, (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code, in the case of each of clauses (i) through (v), except as would not reasonably be expected to result in material liability to FSC or its Affiliates.

(d)          With respect to each FSC Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter, no such determination letter, opinion letter or advisory letter has been revoked nor, to FSC’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.

(e)          Neither FSC nor any FSC Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or similar law.

(f)          No FSC Employee Benefit Plan is, and neither FSC nor any Affiliate maintains or contributes to, or has within the past six (6) years, maintained or contributed to, or has any material liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code.  No FSC Employee Benefit Plan is or was within the past six (6) years, a multiemployer plan, as defined in Section 3(37) of ERISA, and neither FSC nor any Affiliate, within the past six (6) years, has contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan.

(g)          Except as provided in FSC Disclosure Schedule Section 3.24(g), neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (whether alone or in conjunction with any other event) (i) increase the amount of any compensation, equity award or other benefits otherwise payable by FSC or any of its Subsidiaries under any FSC Employee Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any FSC Employee Benefit Plan.

(h)          No participants in any FSC Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

3.25  Labor Relations; Employment Matters.

(a)          There is no material labor strike, dispute, slowdown, stoppage or lockout actually pending or, to FSC’s Knowledge, threatened against FSC or any of its Subsidiaries.  Neither FSC nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and, to FSC’s Knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of FSC or any of its Subsidiaries.  FSC and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law.  Neither FSC nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to FSC and its Subsidiaries and, to FSC’s Knowledge, no such investigation is in progress.

(b)          Since the Balance Sheet Date, FSC has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of FSC or its Subsidiaries.

(c)          FSC and each of its Subsidiaries have made all required payments due to employees and to its respective unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions where either FSC or the respective Subsidiary is required to maintain such accounts.

3.26  Related-Party Transactions.  There are no outstanding amounts payable to or receivable from, or advances by FSC or any of its Subsidiaries to, and neither FSC nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder of FSC or any of its Subsidiaries or to any of their respective Affiliates, other than part of the normal and customary terms of such person’s employment or service as a director with FSC or any of its Subsidiaries and other than deposits held by Fidelity or loans made by Fidelity, in each case, in the ordinary course of business.  All agreements between FSC or any of FSC’s Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation O and Regulation W of the Federal Reserve Board.

3.27  Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, FSC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of FSC and Fidelity reasonably have determined to be prudent in accordance with industry practices, all insurance policies maintained by FSC or any Subsidiary are in full force and effect, neither FSC nor any Subsidiary has received notice of cancellation of any such insurance policies or is otherwise aware that any insurer under any such insurance policies has expressed an intent to cancel any such insurance policies, and neither FSC nor any of its Subsidiaries is in material default thereunder, and all claims thereunder have been filed in due and timely fashion.

3.28  No Investment Advisor.  Neither FSC nor any of its Subsidiaries serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended, and neither FSC nor any of its Subsidiaries is a broker-dealer under Section 15(b) of the Exchange Act.

3.29  Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on FSC, to FSC’s Knowledge, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of FSC and its Subsidiaries.

3.30  Brokers; Fairness Opinion.  Neither FSC nor any of its officers, directors or Subsidiaries (including Fidelity) has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FSC has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. and FIG Partners , LLC (each a “FSC Financial Advisor”), in accordance with the terms of a letter agreement between such FSC Financial Advisor and FSC, a true, complete and correct copy of which has been previously delivered by FSC to ABCB.  FSC has received the opinion of each FSC Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to ABCB) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of FSC Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.31  Information Supplied.  None of the information supplied or to be supplied by FSC specifically for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the FSC Shareholders or the ABCB Shareholders, or at the time of the FSC Shareholders’ Meeting or the time of the ABCB Shareholders’ Meeting, (ii) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (iii) the documents and financial statements of FSC incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by FSC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of ABCB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.

3.32  No Other Representations or Warranties.  Except for the representations and warranties made by FSC in this ARTICLE III, neither FSC nor any other Person makes any express or implied representation or warranty with respect to FSC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FSC hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither FSC nor any other Person makes or has made any representation or warranty to ABCB or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FSC, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by FSC in this ARTICLE III, any oral or written information presented to ABCB or any of its Affiliates or Representatives in the course of their due diligence investigation of FSC or the negotiation of this Agreement or in the course of the transactions contemplated hereby.  FSC acknowledges and agrees that neither ABCB nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ABCB

4.1  Making of Representations and Warranties.

(a)          On or prior to the date hereof, ABCB has delivered to FSC a schedule (the “ABCB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE IV or to one or more of its covenants contained in Section 5.2; provided, however, that disclosure of any item in any section or subsection of the ABCB Disclosure Schedule shall be deemed disclosed only with respect to the corresponding section or subsection or any other section or subsection of this Agreement to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on its face.

(b)          Except as disclosed in the ABCB Disclosure Schedule or in any ABCB SEC Filings filed by ABCB after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), ABCB hereby represents and warrants to FSC as follows.

4.2  Organization.

(a)          ABCB is a Georgia corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) which is a bank holding company duly registered under the BHCA, (iii) with all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in the case of (iii) or (iv) where the lack of such corporate power, authority, authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB.  True, complete and correct copies of the Charter Documents of ABCB, as in effect as of the date of this Agreement, have previously been made available to FSC.

(b)          Ameris (i) is duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) with all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in the case of (ii) or (iii) where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB.

4.3  Authority; Binding Nature.

(a)          Each of ABCB and, to the extent applicable, its Subsidiaries has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and, subject to the receipt of the ABCB Shareholder Approval, to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by ABCB of this Agreement and by Ameris of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors of ABCB and Ameris.  Subject to the approval of the ABCB Common Stock Issuance by the affirmative vote of the ABCB Shareholders holding a majority of the total votes cast thereon (the “ABCB Shareholder Approval”) and the approval of the Bank Merger Agreement by ABCB as the sole shareholder of Ameris, no other corporate proceedings on the part of ABCB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement.  This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by ABCB and Ameris, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by FSC and Fidelity, as applicable) the legal, valid and binding obligations of ABCB and Ameris enforceable against ABCB and Ameris, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)          ABCB and Ameris have taken all reasonable actions by them in order to exempt this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby from the requirements of any Takeover Statutes to the extent such Takeover Statutes are applicable to the transactions contemplated by this Agreement.  ABCB and Ameris have taken all action required to be taken by them in order to make this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby comply with, and the transactions contemplated hereby and thereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

4.4  No Conflicts.  The execution, delivery and performance of this Agreement by ABCB and of the Bank Merger Agreement by Ameris, and the consummation of the transactions contemplated hereby and thereby by ABCB and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of ABCB or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to ABCB or any of its Subsidiaries, (B) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any ABCB Contract or (C) result in the creation or imposition of any Lien other than Permitted Liens on any of the assets of ABCB or its Subsidiaries except, in the case of (B) and (C), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB.

4.5  Consents and Approvals.  Other than the Regulatory Approvals and the ABCB Shareholder Approval, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of ABCB or any of its Subsidiaries are required in connection with the execution, delivery and performance of this Agreement by ABCB or by Ameris of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.

4.6  Regulatory Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, ABCB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2016 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and (iv) any other applicable bank regulatory agencies (collectively, the “ABCB Regulatory Agencies” and, together with the FSC Regulatory Agencies, the “Regulatory Agencies”), and any other applicable Governmental Authority, and have paid all applicable fees, premiums and assessments due and payable thereto, and each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied with Applicable Law.  Neither ABCB nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2015 has been ordered to pay any civil money penalty by, or has adopted any board resolutions at the request of, any ABCB Regulatory Agency or other Governmental Authority of any kind that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “ABCB Regulatory Agreement”), nor has ABCB or any of its Subsidiaries been advised since January 1, 2015 by any ABCB Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such ABCB Regulatory Agreement.   Except for normal examinations conducted by an ABCB Regulatory Agency in the ordinary course of business of ABCB and its Subsidiaries, to ABCB’s Knowledge, there is no unresolved written violation, criticism, comment or exception by any ABCB Regulatory Agency or other Governmental Authority relating to ABCB or any of its Subsidiaries, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB.  As of the date hereof, ABCB is not aware of any reason attributable to ABCB or Ameris why all required Regulatory Approvals would not be received on a timely basis without undue delay.

4.7  Capitalization.

(a)          The authorized capital stock of ABCB consists only of (i) 100,000,000 shares of ABCB Common Stock, of which 47,502,824 shares were issued and outstanding as of December 14, 2018 (the “ABCB Capitalization Date”), and 1,514,984 of which were held in treasury as of the ABCB Capitalization Date, and (ii) 5,000,000 shares of preferred stock, none of which were issued and outstanding as of the ABCB Capitalization Date.  Such shares constitute all of the issued and outstanding shares of ABCB Common Stock as of the ABCB Capitalization Date.  All of the issued and outstanding shares of ABCB Common Stock and shares of ABCB’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable.  None of such shares have been issued or disposed of in violation of any preemptive rights of any Person.  The ABCB Common Stock to be issued in exchange for FSC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.  As of the date hereof, there are, and as of the Effective Time there will be, sufficient authorized and unissued shares of ABCB Common Stock to enable ABCB to issue the Merger Consideration as contemplated in this Agreement.

(b)          All of the issued and outstanding shares of capital stock of Ameris are, on the date of this Agreement, and on the Closing Date will be, held by ABCB.

(c)          Except as disclosed in the ABCB SEC Filings, as of the date hereof, there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating ABCB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of ABCB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of ABCB or its Subsidiaries, (ii) contractual obligations of ABCB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of ABCB or any of its Subsidiaries or (iii) proxies, voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements to which ABCB or any of its Subsidiaries is a party regarding the voting or disposition of the shares of ABCB Common Stock or capital stock of its Subsidiaries.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by ABCB or any of its Subsidiaries and are outstanding as of the date hereof.

4.8  Deposits.  The deposit accounts of Ameris are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid.  No proceedings for the revocation or termination of such deposit insurance are pending or, to ABCB’s Knowledge, threatened.

4.9  ABCB SEC Filings.  ABCB has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “ABCB SEC Filings”).  Each ABCB SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10  Financial Statements.

(a)          The financial statements of ABCB and its Subsidiaries included (or incorporated by reference) in the ABCB SEC Filings, including the related notes, where applicable (the “ABCB Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of ABCB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of ABCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  As of the date hereof, the books and records of ABCB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  As of the date hereof, Crowe Horwath LLP has not resigned (or informed ABCB that it intends to resign) or been dismissed as independent public accountants of ABCB as a result of or in connection with any disagreements with ABCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ABCB, neither ABCB nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of ABCB, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of ABCB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended the Interim Balance Sheet Date (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the end of such fiscal quarter or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of ABCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ABCB or its Subsidiaries or accountants (including all means of access thereto and therefrom) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on ABCB.  ABCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ABCB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of ABCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to ABCB’s outside auditors and the audit committee of ABCB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ABCB’s ability to record, process, summarize and report financial information and (B) to ABCB’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in ABCB’s internal controls over financial reporting.  To ABCB’s Knowledge, there is no reason to believe that ABCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.11  Ordinary Course; Lack of Material Adverse Change.  Since the Balance Sheet Date through the date of this Agreement, except as reflected in the ABCB SEC Filings or as specifically provided by this Agreement, (a) ABCB and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change in ABCB or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on ABCB.

4.12  Reorganization.  Neither ABCB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13  Taxes.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB:

(a)          (i) All Tax Returns that were or are required to be filed on or before the Closing Date by ABCB or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete and were or will be prepared in compliance with all Applicable Laws; (ii) all Taxes due and owing by ABCB or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by ABCB to FSC in writing and adequately reserved for in the ABCB Financial Statements.  Neither ABCB nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)          No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ABCB or any of its Subsidiaries.  Neither ABCB nor its Subsidiaries has received from any Taxing Authority (including jurisdictions where ABCB or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against ABCB or any of its Subsidiaries.  ABCB has provided FSC with correct and complete copies of all federal and state income Tax Returns filed by ABCB and each of its Subsidiaries for taxable periods ended on or after December 31, 2015 and all examination reports and statements of deficiency related to federal and state income Tax assessed against or agreed to by ABCB or any of its Subsidiaries with respect to those taxable periods.

(c)          There are no Liens on ABCB’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the ABCB Financial Statements.

(d)          Neither ABCB nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)          ABCB and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)          Neither ABCB nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among ABCB and its Subsidiaries).  Neither ABCB nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was ABCB or any of its Subsidiaries) or (ii) has any liability for Taxes of any Person (other than ABCB or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a transferee, successor, by contract or otherwise.

(g)          No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where ABCB or any Subsidiary does not file Tax Returns that ABCB (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(h)          Neither ABCB nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)          Neither ABCB nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)          Neither ABCB nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).

4.14  Real Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, as of the date of this Agreement, ABCB or one of its Subsidiaries (a) has good and marketable title to all the real property reflected in the latest balance sheet included in the ABCB SEC Filings as being owned by ABCB or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in the ABCB SEC Filings or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the ABCB’s Knowledge, the lessor.

4.15  Litigation; Orders.

(a)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on ABCB, there is no Proceeding pending or, to ABCB’s Knowledge, threatened either (i) against ABCB or any of its Subsidiaries or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(b)          There is no Order outstanding against ABCB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB.

4.16  Compliance.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, ABCB and each of its Subsidiaries is, and has been since January 1, 2015, in compliance with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, ABCB and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to own or lease its properties and to carry on its business as presently conducted, and all such Permits are in full force and effect.  To ABCB’s Knowledge, no suspension or cancellation of any material Permit is threatened.

4.17  Loans.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by ABCB and its Subsidiaries (collectively, “ABCB Loans”) (i) complies with Applicable Laws, (ii) has been made, entered into or acquired by ABCB or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, ABCB or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is owned by ABCB or Ameris free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta), (v) is in full force and effect and (vi) to ABCB’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided, however, that the enforcement of each of the immediately preceding clauses (iii) and (v) may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  True, correct and complete copies of the currently effective lending policies of ABCB and each of its Subsidiaries have been made available to FSC.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, (i) each outstanding ABCB Loan (including ABCB Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, ABCB’s underwriting and servicing standards (and, in the case of ABCB Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program; and (ii) ABCB and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any ABCB Loan in which they act as the lead lender or servicer.

(c)          None of the agreements pursuant to which ABCB or any of its Subsidiaries has sold ABCB Loans or pools of ABCB Loans or participations in ABCB Loans or pools of ABCB Loans contains any obligation to repurchase such ABCB Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of ABCB or its Subsidiaries, as applicable.

(d)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, as to each ABCB Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to ABCB’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by ABCB or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

(e)          There are no outstanding ABCB Loans made by ABCB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of ABCB or its Subsidiaries, other than ABCB Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

4.18  Investment Securities and Commodities.

(a)          Each of ABCB and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the ABCB SEC Filings or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of ABCB or its Subsidiaries.  Such securities and commodities are valued on the books of ABCB in accordance with GAAP in all material respects.

(b)          ABCB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that ABCB believes are prudent and reasonable in the context of such businesses.

4.19  Derivative Transactions.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, all Derivative Transactions entered into by ABCB or any of its Subsidiaries or for the account of any of its customers were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any ABCB Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of ABCB or one of its Subsidiaries enforceable in accordance with their terms except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and are in full force and effect.  ABCB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to ABCB’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.20  Regulatory Capital; CRA Compliance.  Each of ABCB and Ameris is, and will be upon the consummation of the transactions contemplated by this Agreement, Well-Capitalized, and Ameris’s most recent examination rating under the CRA was “satisfactory” or better.  To ABCB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Ameris’s CRA rating to decrease below the “satisfactory” level.

4.21  Intellectual Property.  ABCB or its Subsidiaries owns or has a valid license to use all ABCB Intellectual Property necessary for the conduct of its businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates).  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, (i) the ABCB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, (ii) neither ABCB nor any of its Subsidiaries has received notice challenging the validity or enforceability of any material ABCB Intellectual Property and (iii) none of ABCB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by ABCB of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which ABCB or any of its Subsidiaries is a party and pursuant to which ABCB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither ABCB nor any of its Subsidiaries has received notice challenging ABCB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party Intellectual Property rights.

4.22  Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, (i) no notice, notification, demand, request for information, citation, summons or order has been received by ABCB or any of its Subsidiaries, no complaint has been filed against ABCB or any of its Subsidiaries, no penalty has been assessed against ABCB or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to ABCB’s Knowledge, threatened in writing against ABCB or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law or the presence or release into the environment of any Hazardous Substance, (ii) ABCB and each of its Subsidiaries is in compliance with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither ABCB nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither ABCB nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.

4.23  Certain Contracts.

(a)          Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which ABCB or any of its Subsidiaries is a party or by which ABCB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by ABCB, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto , including any such contract, arrangement or understanding which contains a provision that limits (or purports to limit) in any material respect the ability of ABCB to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements) (each, an “ABCB Contract”), and neither ABCB nor any of its Subsidiaries has actual knowledge of, or has received written notice of, any violation of any ABCB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB.

(b)          In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ABCB, (i) each ABCB Contract is valid and binding on ABCB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) ABCB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ABCB Contract, (iii) to ABCB’s Knowledge each third-party counterparty to each ABCB Contract has in all material respects performed all obligations required to be performed by it to date under such ABCB Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of ABCB or any of its Subsidiaries under any such ABCB Contract.

4.24  Employee Benefit Matters.

(a)          With respect to each ABCB Employee Benefit Plan, (i) such ABCB Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, (ii) no Proceedings (other than routine claims for benefits) are pending, or to ABCB’s Knowledge, threatened, (iii) all premiums, contributions or other material payments required to have been made by Applicable Law or under the terms of any such ABCB Employee Benefit Plan or any contract relating thereto have been made, (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code, in the case of each of clauses (i) through (v), except as would not reasonably be expected to result in material liability to ABCB or its Affiliates.

(b)          With respect to each ABCB Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter, no such determination letter, opinion letter or advisory letter has been revoked nor, to ABCB’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.

(c)          Neither ABCB nor any ABCB Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or similar law.

(d)          No ABCB Employee Benefit Plan is, and neither ABCB nor any Affiliate maintains or contributes to, or has within the past six (6) years, maintained or contributed to, or has any material liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code.  No ABCB Employee Benefit Plan is or was within the past six (6) years, a multiemployer plan, as defined in Section 3(37) of ERISA, and neither ABCB nor any Affiliate, within the past six (6) years, has contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan.

(e)          Neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (whether alone or in conjunction with any other event) (i) increase the amount of any compensation, equity award or other benefits otherwise payable by ABCB or any of its Subsidiaries under any ABCB Employee Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any ABCB Employee Benefit Plan.

(f)          No participants in any ABCB Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

4.25  Labor Relations; Employment Matters.

(a)          There is no material labor strike, dispute, slowdown, stoppage or lockout actually pending or, to ABCB’s Knowledge, threatened against ABCB or any of its Subsidiaries.  Neither ABCB nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and, to ABCB’s Knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of ABCB or any of its Subsidiaries.  ABCB and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law.  Neither ABCB nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to ABCB and its Subsidiaries and, to ABCB’s Knowledge, no such investigation is in progress.

(b)          Since the Balance Sheet Date, ABCB has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of ABCB or its Subsidiaries.

(c)          ABCB and each of its Subsidiaries have made all required payments due to employees and to its respective unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions where either ABCB or the respective Subsidiary is required to maintain such accounts, except as would not reasonably be expected to result in material liability to ABCB or its Affiliates.

4.26  Related-Party Transactions.  There are no outstanding amounts payable to or receivable from, or advances by ABCB or any of its Subsidiaries to, and neither ABCB nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder of ABCB or any of its Subsidiaries or to any of their respective Affiliates, other than part of the normal and customary terms of such person’s employment or service as a director with ABCB or any of its Subsidiaries and other than deposits held by Ameris or loans made by Ameris, in each case, in the ordinary course of business.  All agreements between ABCB or any of ABCB’s Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation O and Regulation W of the Federal Reserve Board.

4.27  Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, ABCB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of ABCB and Ameris reasonably have determined to be prudent in accordance with industry practices, all insurance policies maintained by ABCB or any Subsidiary are in full force and effect, neither ABCB nor any Subsidiary has received notice of cancellation of any such insurance policies or is otherwise aware that any insurer under any such insurance policies has expressed an intent to cancel any such insurance policies, and neither ABCB nor any of its Subsidiaries is in material default thereunder, and all claims thereunder have been filed in due and timely fashion.

4.28  Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on ABCB, to ABCB’s Knowledge, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of ABCB and its Subsidiaries.

4.29  Brokers; Fairness Opinion.  Except for Stephens Inc. (“ABCB Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or by the Bank Merger Agreement based upon arrangements made by or on behalf of ABCB or its Subsidiaries.  ABCB has received the opinion of ABCB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FSC) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to ABCB, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

4.30  Information Supplied.  None of the information supplied or to be supplied by ABCB specifically for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the FSC Shareholders or the ABCB Shareholders, or at the time of the FSC Shareholders’ Meeting or the time of the ABCB Shareholders’ Meeting, (ii) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (iii) the documents and financial statements of ABCB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by ABCB with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of FSC or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.  The Proxy Statement/Prospectus and Registration Statement will, when filed by ABCB in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.31  No Other Representations or Warranties.  Except for the representations and warranties made by ABCB in this ARTICLE IV, neither ABCB nor any other Person makes any express or implied representation or warranty with respect to ABCB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and ABCB hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither ABCB nor any other Person makes or has made any representation or warranty to FSC or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to ABCB, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by ABCB in this ARTICLE IV, any oral or written information presented to FSC or any of its Affiliates or Representatives in the course of their due diligence investigation of ABCB or the negotiation of this Agreement or in the course of the transactions contemplated hereby.  ABCB acknowledges and agrees that neither FSC nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE V
COVENANTS

5.1  Conduct of Business of FSC.  During the period from the date of this Agreement to the Closing Date or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law, (c) with the written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as set forth on FSC Disclosure Schedule Section 5.1, FSC shall, and shall cause its Subsidiaries to (x) conduct its business and operations in the ordinary and usual course of business in accordance with Applicable Law, and in a manner consistent with prior practice, in each case in all material respects, and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exist.  Without limiting the foregoing, FSC covenants and agrees that between the date of this Agreement and the Closing Date or earlier termination of this Agreement, without the prior written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, as required by any Governmental Authority or Applicable Law or as set forth on FSC Disclosure Schedule Section 5.1, it shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)          amend its Charter Documents;

(ii)         adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly owned Subsidiary of FSC), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (other than (A) regular quarterly cash dividends by FSC at a rate not in excess of $0.12 per share of FSC Common Stock, (B) dividends paid by any of the Subsidiaries of FSC to FSC or any of its wholly owned Subsidiaries, respectively, (C) regular distributions on FSC’s outstanding Trust Preferred Securities , (D) the withholding, repurchase or acceptance of shares of FSC Common Stock as payment for the exercise price of FSC Stock Options or for withholding Taxes incurred in connection with the exercise of FSC Stock Options or vesting of FSC Restricted Stock Awards in accordance with past practice and the terms of the applicable award agreements or pursuant to the terms of a FSC 401(k) Plan), or (E) the issuance, acquisition or delivery of shares of FSC Common Stock in connection with FSC’s dividend reinvestment plan or employee stock purchase plan;

(iii)       except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and disclosed to ABCB, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than a wholly owned Subsidiary of FSC;

(iv)       sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;

(v)        other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of FSC or any of its wholly owned Subsidiaries to FSC or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, in each case, in excess of $10,000,000;

(vi)       make any material change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(vii)          except as contemplated by any FSC Employee Benefit Plan, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former employees or directors, other than, in each case, increases in compensation or benefits for employees made in the ordinary course of business consistent with past practice, payment of earned but unpaid bonuses or other incentive awards with respect to any performance period ending before the Effective Time, and payment of prorated bonuses with respect to that portion of the then-current fiscal year of FSC ending at the Effective Time (the amount of which prorated bonuses would be, on an annualized basis, consistent with past practice), (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement or FSC Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to FSC, in the aggregate, of maintaining such FSC Employee Benefit Plan, or any amendments required by Applicable Law, (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any employee or director or (D) hire any employee having expected total annual compensation in excess of $300,000, other than to fill vacant positions;

(viii)          (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of FSC’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock or (B) issue or commit to issue any additional shares of capital stock of FSC, other than the issuance of shares of FSC Common Stock upon the exercise of any FSC Stock Options in accordance with the terms of the applicable award agreement or pursuant to the terms of a FSC 401(k) Plan; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of FSC’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(ix)          make or change any material Tax election, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any material closing agreement, file any material amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(x)          fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xi)          enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices except as required by Applicable Law;

(xii)          file any application to establish, or to relocate or terminate the operations of, any banking office;

(xiii)          make, or commit to make, any capital expenditures in excess of $500,000 individually or $2,500,000 in the aggregate unless required by Law or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(xiv)          except for transactions in the ordinary course of business, terminate, amend or waive any material provision of, any FSC Contract, or make any change in any instrument or agreement governing the terms of any of its securities,  or enter into any contract that would constitute an FSC Contract if it were in effect on the date of this Agreement;

(xv)          settle any claims, actions or proceedings (other than claims, actions or proceedings in the ordinary course of business consistent with past practice and involving solely money damages) in excess of $1,000,000 in the aggregate;

(xvi)          materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xvii)          change in any material respect its credit policies and collateral eligibility requirements and standards, in each case except as may be required by such policies and standards or by any Applicable Laws, guidelines or policies imposed by any Governmental Authority;

(xviii)          make or acquire any FSC Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any FSC Loan, or amend or modify in any material respect any FSC Loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral) , outside the ordinary course of business consistent with past practice or in excess of the limitations contained in FSC’s loan policy; provided that ABCB shall be required to respond to any request for consent to take such action with respect to an FSC Loan or extension of credit within three (3) business days after the loan package is delivered to ABCB and any non-response shall be deemed to constitute consent pursuant to this clause (xviii);

(xix)          adopt a plan of complete or partial liquidation or dissolution;

(xx)          take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxi)          agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.1;

(xxii)          take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement; or

(xxiii)          take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of FSC or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.

5.2  Conduct of Business of ABCB.  During the period from the date of this Agreement to the Closing Date or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law, (c) with the written consent of FSC (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as set forth on ABCB Disclosure Schedule Section 5.2, ABCB shall, and shall cause its Subsidiaries to (x) conduct its business and operations in the ordinary and usual course of business in accordance with Applicable Law, and in a manner consistent with prior practice, in each case in all material respects, and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exist.  Without limiting the foregoing, ABCB covenants and agrees that during the period from the date of this Agreement to the Closing Date or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law or (c) with the written consent of FSC (which consent shall not be unreasonably withheld, conditioned or delayed), ABCB shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)          amend its Charter Documents;

(ii)          adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of ABCB Common Stock (except regular quarterly cash dividends by ABCB at a rate not in excess of $0.10 per share of ABCB Common Stock);

(iii)          except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and disclosed to FSC, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than a wholly owned Subsidiary of ABCB, in excess of $50,000,000 in the aggregate;

(iv)          sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;

(v)          other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of ABCB or any of its wholly owned Subsidiaries to ABCB or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, in each case in excess of $10,000,000;

(vi)          (A) issue or commit to issue any additional shares of capital stock of ABCB, other than in any transaction permitted under clause (iii) of this Section 5.2 (with such shares to have no greater aggregate value at the time of issuance than as set forth therein), the granting of ABCB Equity Awards in the ordinary course of business consistent with past practice, the issuance of shares of ABCB Common Stock upon the exercise or vesting of ABCB Equity Awards in accordance with the terms of the applicable award agreement or pursuant to an ABCB 401(k) Plan or the issuance, acquisition or delivery of shares of ABCB Common Stock in connection with ABCB’s dividend reinvestment plan or employee stock purchase plan; (B) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of ABCB’s Subsidiaries or (C) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of ABCB’s capital stock or other equity-based compensation except in the ordinary course of business consistent with past practice;

(vii)          adopt a plan of complete or partial liquidation or dissolution;

(viii)          take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(ix)          agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;

(x)          take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement, except as required by Applicable Law; or

(xi)          take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of ABCB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.

5.3  Approvals and Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of FSC and ABCB agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and the Bank Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Bank Merger Agreement, including:  (i) obtaining all Regulatory Approvals and all other necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided, however, that nothing contained herein shall be deemed to require ABCB, or require or permit FSC, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be expected to have a material adverse effect (measured on a scale relative to FSC and its Subsidiaries taken as a whole) on the Surviving Corporation and its Subsidiaries, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement or the Bank Merger Agreement.

(b)          Without limiting the generality of the foregoing, ABCB and FSC shall make any required filings of applications, filings and notices with the Federal Reserve Board, the FDIC and the GDBF in connection with the Merger or the Bank Merger within forty-five (45) days after the date of this Agreement and shall each use, and shall cause their applicable Subsidiaries to use, reasonable best efforts to prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals as promptly as practicable after the date of this Agreement.  ABCB and FSC shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals).  Each party will provide the other with copies of (i) any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality, and (ii) copies of correspondence from all Regulatory Agencies.

(c)          Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other promptly after receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement or by the Bank Merger Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

5.4  Access; Current Information.

(a)          In order to facilitate the consummation of the transactions contemplated hereby and by the Bank Merger Agreement, the verification of representations and warranties and the integration of the business and operations of FSC and its Subsidiaries, subject to Section 5.4(d) and Applicable Laws (including those relating to confidentiality and the exchange of information), each of FSC and ABCB (in such capacity, the “Providing Party”) shall permit the other party (in such capacity, the “Requesting Party”) and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized Representatives, reasonable access, throughout the period before the Closing Date, upon reasonable notice and at the Requesting Party’s sole expense:

(i)          during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of the Providing Party and its Subsidiaries; provided, however, that the Providing Party shall not be required to take any action that would provide access to or to disclose information (x) where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement or (y) relating to the Providing Party’s or its directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement; provided, further, that in any such event in which the restrictions of clause (x) of this sentence apply, the parties shall attempt to make appropriate substitute disclosure arrangements; and

(ii)          during and, as reasonably required, outside of customary business hours, to telecommunications, data processing and related electronic information systems, facilities and personnel of the Providing Party and its Subsidiaries for the purpose of performing activities related to the Data Conversion.

(b)          During the period from the date of this Agreement to the Effective Time, each of FSC and ABCB will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of FSC and its Subsidiaries and ABCB and its Subsidiaries, respectively.

(c)          Prior to the execution of this Agreement and prior to the consummation of the Merger, each of FSC and ABCB and their respective Subsidiaries, Affiliates and Representatives have provided, and will continue to provide, one another with information, to the extent permitted by Applicable Law, which may be deemed by the party providing such information to be non-public, proprietary or confidential, including trade secrets of the disclosing party.

(d)          Each of FSC and ABCB agrees that it will, and will use commercially reasonable efforts to cause its Representatives to, hold any information obtained pursuant to this Agreement in accordance with the terms of the Nondisclosure Agreement, which shall survive the execution of this Agreement and, if this Agreement shall be terminated for any reason prior to the Closing Date, such termination of this Agreement.

5.5  Notification of Certain Changes.  FSC, on the one hand, and ABCB, on the other, shall promptly notify the other in writing (i) if such party believes that it has materially breached any representation, warranty, covenant or agreement contained in this Agreement or (ii) if such party believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.5 or a failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

5.6  Public Announcements.  FSC and ABCB shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby or by the Bank Merger Agreement and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order or any listing agreement with a national stock exchange or automated quotation system.

5.7  Employee Benefit Matters.

(a)          From the Effective Time until the first anniversary thereof, ABCB shall, or shall cause its applicable Subsidiary to, provide to each employee of FSC or its Subsidiaries who, as decided by ABCB in its sole discretion, shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base hourly wages or salaries, as applicable, that are no less favorable than was provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefit plans, programs, policies and arrangements that are no less favorable, in the aggregate, to the FSC Employee Benefit Plans provided to each such Continuing Employee immediately prior to the Closing Date.

(b)          Employees of FSC or its Subsidiaries (other than those listed in FSC Disclosure Schedule Section 5.7(b) who are parties to an employment, change-of-control or other type of agreement which provides for severance) who remain employed by FSC or any of its Subsidiaries as of the Effective Time and whose employment is terminated by ABCB or its Subsidiaries following the Closing Date (each, a “Discontinued Employee”) shall be provided by ABCB or its Subsidiaries with severance benefits under the existing severance policies of ABCB and its Subsidiaries; provided, however, that any such Discontinued Employee shall be credited with his or her years of service with FSC or its Subsidiaries (prior to the Effective Time) and ABCB or its Subsidiaries (following the Effective Time) for all purposes under such severance policies; and provided, further, that such benefit payments shall be conditioned on execution of a customary release of claims in a form satisfactory to ABCB.

(c)          With respect to any ABCB Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, ABCB shall (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such ABCB Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any FSC Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit ABCB Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each ABCB Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), to the same extent such service was credited under the FSC Employee Benefit Plans.  As of the Closing Date, ABCB shall, and shall cause its applicable Subsidiaries to, credit Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement as of the Closing Date.  With respect to each ABCB Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, ABCB shall (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any FSC Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (B) cause each Continuing Employee to be given credit with respect to the plan year in which the Closing Date occurs (or, if later, the plan year in which such Continuing Employee becomes eligible to participate in such ABCB Employee Benefit Plan) (the “Transition Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar FSC Employee Benefit Plan by such Continuing Employee, with respect to the Transition Plan Year, as though such amounts had been paid in accordance with the terms and conditions of any applicable ABCB Employee Benefit Plan.

(d)          ABCB and FSC acknowledge and agree that all provisions contained in this Section 5.7 are included for the sole benefit of ABCB and FSC and nothing contained herein shall (i) be construed as an amendment to any FSC Employee Benefit Plan or ABCB Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of ABCB or FSC or their respective Subsidiaries, or any dependent or beneficiary thereof, or (iii) otherwise obligate ABCB or any of its Affiliates to maintain any particular FSC Employee Benefit Plan, ABCB Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date.

(e)          If requested in writing delivered by ABCB as of no later than ten (10) Business Days prior to the Closing Date, FSC shall terminate any 401(k) plan sponsored or maintained by FSC (each, an “FSC 401(k) Plan”), effective as of immediately prior to the Closing, by resolution adopted by the board of directors of FSC, in a form reasonably acceptable to ABCB (whose approval shall not be unreasonably withheld or delayed).  In such event, ABCB shall permit each participant in the FSC 401(k) Plan prior to the Closing Date to immediately participate in a 401(k) plan sponsored or maintained by ABCB or one of its Subsidiaries (each, an “ABCB 401(k) Plan”) and roll over his or her account balance (including any outstanding loans and any shares of ABCB Common Stock issued in respect of shares of FSC Common Stock in accordance with Section 2.7) under the FSC 401(k) Plan into the ABCB 401(k) Plan.

5.8  No Solicitation of Transaction by FSC.

(a)          From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VII, except as expressly permitted by this Section 5.8, FSC shall not, and shall cause all of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ABCB and its Subsidiaries) any nonpublic information or data with respect to FSC or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger) or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement (other than a confidentiality agreement which expressly permits FSC to comply with its obligations pursuant to this Section 5.8) relating to an Acquisition Proposal (an “Acquisition Agreement”).  Upon its execution of this Agreement, FSC shall, and shall cause each of its Subsidiaries and all of its and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Persons with respect to any Acquisition Proposal; provided, however, that this Section 5.8 shall not prohibit FSC or any of its respective Representatives from informing any Person of the restrictions contained in this Section 5.8 (including by providing a copy hereof to such Person).

(b)          Notwithstanding Section 5.8(a) or any other provision of this Agreement, FSC may, provided that it shall comply with the requirements of Section 2.12(b), take any of the actions described in Section 5.8(a) with respect to an unsolicited, bona fide written Acquisition Proposal received by FSC prior to the FSC Shareholders’ Meeting, which Acquisition Proposal did not result from a breach of this Section 5.8, if, but only if, (i) FSC’s board of directors determines in good faith (in accordance with this Agreement and after consultation with its outside legal counsel and independent financial advisor) that (A) such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) a failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to FSC and its shareholders under Applicable Law, (ii) FSC provides ABCB with prompt (and in any event within twenty-four (24) hours) notice of such determination and (iii) prior to furnishing or affording access to any information or data with respect to FSC or any of its Subsidiaries or otherwise relating to such Acquisition Proposal, FSC receives from such Person a confidentiality agreement with terms no less favorable to FSC than those contained in the Nondisclosure Agreement.  FSC shall promptly provide to ABCB any non-public information regarding FSC or its Subsidiaries provided to any other Person that was not previously provided to ABCB, such additional information to be provided no later than the date of provision of such information to such other party.

(c)          FSC shall promptly (and in any event within twenty-four (24) hours) notify ABCB in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, FSC or any of its Subsidiaries or any of their respective Representatives, in each case constituting or in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests.

5.9  Indemnification; Directors’ and Officers’ Insurance.

(a)          For a period of six (6) years from and after the Effective Time, ABCB shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of FSC or any of its Subsidiaries and each individual who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of FSC or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including reasonable attorneys’ fees) in connection with any claim, suit, action, proceeding or investigation (each a “Claim”), whenever asserted, based on or arising out the fact that the Indemnitee was an officer, director or employee of FSC or any Subsidiary (or fiduciary of any benefit plan of FSC or its Subsidiaries) for acts or omissions by the Indemnitee in such capacity or taken at the request of FSC or any Subsidiary, at or any time prior to the Effective Time (including any Claim relating to the transactions contemplated by this Agreement or the Bank Merger Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of FSC and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in FSC’s Charter Documents and the organizational documents of FSC’s Subsidiaries.  In addition, ABCB, from and after the Effective Time, shall advance any expenses (including reasonable attorneys’ fees) of any Indemnitee under this Section 5.9(a) as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.9(a).  In the event of any such Claim, ABCB shall reasonably cooperate with the Indemnitee, and the Indemnitee shall reasonably cooperate with ABCB, in the defense of any such Claim.

(b)          ABCB shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by FSC (provided that ABCB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall ABCB be required to expend annually in the aggregate an amount in excess of three hundred percent (300%) of the annual premium payment on FSC’s current policy in effect as of the date of this Agreement (the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, ABCB shall purchase as much coverage as possible for such amount.  In lieu of the foregoing, ABCB may obtain at or prior to the Effective Time a prepaid “tail” policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.

(c)          The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under FSC Charter Documents, by contract or otherwise.  In the event ABCB or any of its successors or assigns:  (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of ABCB or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.9.  Notwithstanding anything in this Agreement to the contrary, the Indemnitees to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, and this Section 5.9 shall survive the Effective Time.

5.10  Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each of FSC and ABCB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI  hereof, and shall cooperate fully with the other party hereto to that end.

5.11  Data Conversion.  From and after the date hereof, ABCB and FSC shall use their commercially reasonable efforts to facilitate the integration of FSC with the business of ABCB following consummation of the transactions contemplated hereby and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by ABCB.  ABCB and FSC agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion after the Effective Time and at such later time as mutually agreed upon by the parties.  ABCB and FSC agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither party shall be required to terminate any third-party service provider arrangements prior to the Effective Time or take any other action that would prejudice or adversely affect in any material respect its rights under any such arrangements or contracts in the event the Closing does not occur.  ABCB shall promptly reimburse FSC on request for reasonable out-of-pocket fees, expenses or charges that FSC may incur as a result of taking, at the request of ABCB, any action prior to the Effective Time to facilitate the Data Conversion.

5.12  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give ABCB, directly or indirectly, the right to control or direct the operations of FSC or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FSC, directly or indirectly, the right to control or direct the operations of ABCB or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of FSC and ABCB shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

5.13  Tax Matters.

(a)          For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.  After the date of this Agreement (including after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.  All parties hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)          The chief financial officer of each of ABCB and FSC shall execute and deliver to Rogers & Hardin LLP and Wachtell, Lipton, Rosen & Katz certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(d) and Section 6.3(d).  Each of ABCB and FSC shall use commercially reasonable efforts to cause such opinions to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(b).

5.14  Nasdaq Listing.  ABCB shall cause the shares of ABCB Common Stock to be issued in the Merger as Merger Consideration to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

5.15  Litigation and Claims.

(a)          ABCB shall promptly notify FSC in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against ABCB or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in ABCB.  ABCB shall promptly notify FSC in writing of any Proceeding, pending or, to ABCB’s Knowledge, threatened against ABCB or its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by ABCB or Ameris with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(b)          FSC shall promptly notify ABCB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against FSC or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in FSC.  FSC shall promptly notify ABCB in writing of any Proceeding, pending or, to FSC’s Knowledge, threatened against FSC or any of its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by FSC or its Subsidiaries with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  FSC shall give ABCB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against FSC or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ABCB’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.16  Trust Preferred Securities.  Upon the Effective Time, ABCB, or a Subsidiary of ABCB, shall assume the performance and observance of the covenants and conditions to be performed by FSC relating to the trust preferred securities of its Subsidiaries, Fidelity Southern Statutory Trust I, Fidelity Southern Statutory Trust II and Fidelity Southern Statutory Trust III (collectively, the “Trust Preferred Securities”), including the execution and delivery of any supplemental indentures, guarantees and other instruments required to make such assumptions effective.

5.17  Exemption from Liability Under Section 16(b).  FSC and ABCB agree that, in order to most effectively compensate and retain those officers and directors of FSC subject to the reporting requirements of Section 16(a) of the Exchange Act (the “FSC Insiders”), both prior to and after the Effective Time, it is desirable that the FSC Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the conversion of shares of FSC Common Stock, FSC Stock Options and FSC Restricted Stock Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.17.  The board of directors of ABCB and of FSC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of FSC) any dispositions of FSC Common Stock, FSC Stock Options or FSC Restricted Stock Awards by the FSC Insiders, and (in the case of ABCB) any acquisitions of ABCB Common Stock by any FSC Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by Applicable Law.

5.18  Takeover Statutes.  None of FSC, ABCB or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

ARTICLE VI
CONDITIONS TO CLOSE

6.1  Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a)          No Orders.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(b)          Shareholder Approvals.  Both the FSC Shareholder Approval and the ABCB Shareholder Approval shall have been obtained.

(c)          Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d)          Registration Statement.  The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act relating to the issuance of the shares of ABCB Common Stock issuable pursuant to the Merger shall have been received.

(e)          Nasdaq Listing.  The shares of ABCB Common Stock to be issued in the Merger as Merger Consideration shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(f)          Bank Merger.  The parties shall stand ready to consummate the Bank Merger immediately after the Merger.

6.2  Conditions to Obligations of ABCB.  The obligations of ABCB to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by ABCB, at or prior to the Closing Date of the following conditions:

(a)          Accuracy of Representations and Warranties.  Each of the representations and warranties of FSC set forth in this Agreement (other than in Sections 3.3(a), 3.7(a) and 3.11(b) ) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Change,” “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FSC; provided, however, that (i) the representations and warranties in Section 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all material respects as of that date) and (ii) the representations and warranties in Sections 3.7(a) and 3.11(b) shall be true and correct in all respects (other than, in the case of Section 3.7(a), such failures to be so true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)          Compliance with Covenants and Obligations.  FSC shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)          FSC Closing Deliverables.  FSC shall have delivered to ABCB a certificate, dated as of the Closing Date and signed by a duly authorized officer of FSC, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)          Tax Opinion.  ABCB shall have received a written opinion of Rogers & Hardin LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Rogers & Hardin LLP will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of FSC and ABCB as referenced in Section 5.13(b).

(e)          No Material Adverse Effect.  Since the date of this Agreement, (i) no event, change, occurrence, circumstance, condition, effect or development has occurred that has had a Material Adverse Effect on, or that has resulted in a Material Adverse Change in, FSC and (ii) no event, change, occurrence, circumstance, condition, effect or development has occurred that may reasonably be expected to have a Material Adverse Effect on FSC.

6.3  Conditions to the Obligations of FSC.  The obligation of FSC to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by FSC, at or prior to the Closing Date of the following conditions:

(a)          Accuracy of Representations and Warranties.  Each of the representations and warranties of ABCB set forth in this Agreement (other than in Sections 4.3(a), 4.7(a) and 4.11(b)) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Change,” “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ABCB; provided, however, that (i) the representations and warranties in Section 4.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all material respects as of that date) and (ii) the representations and warranties in Sections 4.7(a) and 4.11(b) shall be true and correct in all respects (other than, in the case of Section 4.7(a), such failures to be so true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)          Compliance with Covenants and Obligations.  ABCB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)          ABCB Closing Deliverables.  ABCB shall have delivered to FSC a certificate, dated as of the Closing Date and signed by a duly authorized officer of ABCB, certifying that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied, and shall have provided evidence reasonably satisfactory to FSC of the delivery of the Merger Consideration to the Exchange Agent.

(d)          Tax Opinion.  FSC shall have received a written opinion of Wachtell, Lipton, Rosen & Katz dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to include such other matters as such firm and FSC shall mutually agree upon.  In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of FSC and ABCB as referenced in Section 5.13(b).

(e)          No Material Adverse Effect.  Since the date of this Agreement, (i) no event, change, occurrence, circumstance, condition, effect or development has occurred that has had a Material Adverse Effect on, or that has resulted in a Material Adverse Change in, ABCB and (ii) no event, change, occurrence, circumstance, condition, effect or development has occurred that may reasonably be expected to have a Material Adverse Effect on ABCB.

ARTICLE VII
TERMINATION
7.1  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)	by the mutual written consent of FSC and ABCB;

(b)          by either FSC, on the one hand, or ABCB, on the other, if the Closing Date shall not have occurred on or before December 31, 2019; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c)          by either FSC, on the one hand, or ABCB, on the other, in the event of a breach by the non-terminating party of any of its representations, warranties, covenants or obligations set forth in this Agreement, in each case, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such breach, and which breach or breaches, either individually or in the aggregate with all other breaches by such party of any of its representations, warranties, covenants and obligations set forth in this Agreement, would be reasonably likely to result in a failure to satisfy any condition to ABCB’s or FSC’s obligations set forth in Section 6.2 or Section 6.3, respectively (provided, in each case, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(d)          by either FSC, on the one hand, or ABCB, on the other, if (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;

(e)          by either ABCB or FSC (provided, in the case of FSC, that it shall not be in breach of any of its obligations under Section 2.12 and, in the case of ABCB, that it shall not be in breach of any of its obligations under Section 2.13), if the FSC Shareholder Approval at the FSC Shareholders’ Meeting or the ABCB Shareholder Approval at the ABCB Shareholders’ Meeting, respectively, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders as it may be adjourned or postponed in accordance with this Agreement;

(f)          by ABCB prior to such time as the FSC Shareholder Approval is obtained if (i) the board of directors of FSC (or any committee thereof) shall have failed to make the FSC Recommendation or shall have made an Adverse Recommendation Change (including by, in the case of a tender or exchange offer that constitutes an Acquisition Proposal and has been publicly disclosed, failing to recommend rejection of such offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act) or (ii) FSC shall have materially breached any of the provisions set forth in Section 2.12 or Section 5.8; or

(g)          by FSC, prior to such time as the FSC Shareholder Approval is obtained, and provided that FSC has complied in all material respects with Sections 2.12 and 5.8, in order to enter into an agreement relating to a Superior Proposal.

7.2  Effect of Termination.

(a)          In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate.  Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party, and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, however, that (i) the provisions of Section 5.4(d), this Section 7.2 and ARTICLE VIII shall survive any such termination and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the Willful Breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)          Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 7.1(f) or Section 7.1(g), then FSC shall, within three (3) Business Days of such termination, pay to ABCB the sum of $29,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(c)          Notwithstanding anything to the contrary in this Agreement, in the event that (i) a bona fide Acquisition Proposal with respect to FSC shall have been communicated to or otherwise made known to the senior management or board of directors of FSC or to the FSC Shareholders generally, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to FSC after the date of this Agreement, and shall not have been publicly withdrawn, (ii) thereafter this Agreement is terminated (A) by ABCB or FSC pursuant to Section 7.1(b) (if the FSC Shareholder Approval has not theretofore been obtained and all other conditions set forth in Sections 6.1 and 6.3 had been satisfied or waived or were capable of being satisfied prior to such termination) or (B) by ABCB pursuant to Section 7.1(c) and (iii) prior to the date that is twelve (12) months after the date of such termination FSC consummates a transaction with respect to an Acquisition Proposal or enters into an Acquisition Agreement, then FSC shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to ABCB the Termination Fee by wire transfer of immediately available funds; provided that for purposes of this Section 7.2(c), the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(d)          The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement.  Accordingly, if FSC fails to pay timely any Termination Fee payable by it pursuant to this Section 7.2, then FSC shall pay to ABCB its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus two percent (2%) as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

(e)          Notwithstanding anything to the contrary in this Agreement, other than in connection with fraud or a Willful Breach of this Agreement, the payment of the Termination Fee pursuant to this Section 7.2 shall fully discharge FSC from, and be the sole and exclusive remedy of ABCB with respect to, any and all losses that may be suffered by ABCB based upon, resulting from or arising out of the circumstances giving rise to the termination of this Agreement.  In no event shall FSC be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII
MISCELLANEOUS

8.1  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt) or (d) by reputable courier service to the applicable party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the other party hereto.  All notices shall be deemed effective upon delivery.

If to ABCB, to:

Ameris Bancorp
1301 Riverplace Boulevard
Suite 2600
Jacksonville, Florida  32207
Attn:    Mr. Dennis J. Zember Jr.
Email:  dennis.zember@amerisbank.com

with a copy (which shall not constitute notice to ABCB) to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia  30303
Attn:    Jody L. Spencer, Esq.
Email:  jspencer@rh-law.com

If to FSC, to:

Fidelity Southern Corporation
3490 Piedmont Road
Suite 1550
Atlanta, Georgia  30305
Attn:    Mr. H. Palmer Proctor, Jr.
Email:  palmer.proctor@lionbank.com

with a copy (which shall not constitute notice to FSC) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attn:   Edward D. Herlihy, Esq.
    Brandon C. Price, Esq.
Email:    EDHerlihy@wlrk.com
BCPrice@wlrk.com

8.3  Entire Agreement.  This Agreement (including the Disclosure Schedules hereto), together with the FSC Voting Agreement and the documents and agreements delivered at the Closing Date pursuant to the provisions hereof, constitutes the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter.  The Disclosure Schedules and the Nondisclosure Agreement constitute a part hereof as though set forth in full herein.

8.4  Amendments.  This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.

8.5  Waivers.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.6  Binding Effect; Assignment.  The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by FSC or ABCB without the express prior written consent of the other party.  Except for Section 5.9, which is intended to benefit each Indemnitee and his or her heirs and representatives, or as otherwise specifically provided herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.7  Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that matters relating to the fiduciary duties of the board of directors of FSC shall be subject to the Laws of the State of Georgia.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court located in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.2.

8.8  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BANK MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9  Cumulative Remedies; Specific Performance.  All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative.  Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement in accordance with its specific terms, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and irreparable damage would occur and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.  Each of the parties hereby further waives any requirement under Applicable Law to post security as a prerequisite to obtaining equitable relief.

8.10  Expenses.  Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, whether or not such transactions are consummated, including all fees and expenses of such party’s Representatives.

8.11  Counterparts.  This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.12  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.
President and Chief Executive Officer

FIDELITY SOUTHERN CORPORATION

By:	/s/ James B. Miller, Jr.
James B. Miller, Jr.
Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF BANK PLAN OF MERGER AND MERGER AGREEMENT

THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of December, 2018, by and between AMERIS BANK, a Georgia state-chartered bank (the “Surviving Bank”), and FIDELITY BANK, a Georgia state-chartered bank (the “Merging Bank”) (the Merging Bank and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).

WITNESSETH:

WHEREAS, Ameris Bancorp, a Georgia corporation and the sole shareholder of the Surviving Bank (“Ameris”), and Fidelity Southern Corporation, a Georgia corporation and the sole shareholder of the Merging Bank (“Fidelity”), have entered into that certain Agreement and Plan of Merger dated as of December 17 , 2018 (the “Holding Company Agreement”), which provides for the merger of Fidelity with and into Ameris (the “Company Merger”);

WHEREAS, the boards of directors of the Constituent Banks deem it advisable and for the benefit of the Constituent Banks that the Merging Bank merge with and into the Surviving Bank immediately upon, and subject to, the consummation of the Company Merger (the “Merger”);

WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of banks organized under the Code, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”); and

WHEREAS, it is intended that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

I.
MERGER; EFFECTIVE TIME

1.1          Merger.  At the Effective Time (as hereinafter defined), the Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code.  The Surviving Bank shall survive the Merger, the separate existence of the Merging Bank shall cease and the Merger shall in all respects have the effects provided for in the applicable provisions of the Code.

1.2         Effective Time.  Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing, subject to the consummation of the Company Merger in accordance with the Holding Company Agreement, in accordance with the Code.  The Merger shall be effective as of the issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia or such other date and time as the parties shall agree consistent with applicable provisions of the Code (the “Effective Time”).  Unless the parties otherwise mutually agree, they intend that the Effective Time occur immediately following the effective time of the Company Merger in accordance with the Holding Company Agreement.

II.
NAME OF SURVIVING BANK; ARTICLES OF
INCORPORATION; BYLAWS; DIRECTORS; OFFICERS

2.1          Name of Surviving Bank.  The name of the Surviving Bank shall be “Ameris Bank”.

2.2         Articles of Incorporation of the Surviving Bank.  The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank, except that paragraph 2 thereof shall be amended at or immediately prior to the Effective Time by replacing the second sentence thereof with the following:  “The main office of the Bank is located at 3490 Piedmont Road, Suite 1550 , Atlanta, Fulton County, Georgia 30305. ”

2.3          Bylaws of the Surviving Bank.  The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.

2.4         Directors of the Surviving Bank.  The board of directors of the Surviving Bank shall take all appropriate action so that at and after the Effective Time the board of directors of the Surviving Bank is increased to fourteen (14) members, (i) nine (9) of whom shall be the directors of the Surviving Bank immediately prior to the Effective Time and (ii) five (5) of whom shall be the members of the board of directors of the Merging Bank who are set forth on Schedule 2.4 (or if, prior to the Effective Time, any such person becomes unable or unwilling to serve in such position, a replacement mutually acceptable to the Merging Bank and the Surviving Bank), each of whom shall serve as the directors of the Surviving Bank until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

2.5         Executive Officers of the Surviving Bank.  The board of directors of the Surviving Bank shall take all appropriate action so that at and after the Effective Time, (i) James B. Miller, Jr. shall serve as Executive Chairman of the Surviving Bank, (ii) H. Palmer Proctor, Jr. shall serve as Chief Executive Officer of the Surviving Bank and (iii) the other officers of the Surviving Bank shall be the officers thereof immediately prior to the Effective Time, in each case until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal from office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

III.
SECURITIES

The shares of the capital stock of the Constituent Banks shall be converted as follows:

3.1         Stock of the Surviving Bank.  At the Effective Time, each share of the common stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by Ameris.
A-2

3.2          Stock of the Merging Bank.  At the Effective Time, each share of the common stock of the Merging Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be cancelled, and no consideration shall be delivered in exchange therefor.

IV.
GENERAL

4.1         Approval of Shareholders and the Department. This Agreement, and the consummation of the Merger contemplated hereby, is subject to approval by the shareholders of the Constituent Banks and by the Department and all other applicable regulatory authorities.

4.2          Necessary Action.  The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the Merger in accordance with this Agreement and the Code.

4.3         Counterparts.  This Agreement may be executed in counter-parts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4.4          Termination.

(a)          Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of the Merging Bank or the Surviving Bank, this Agreement shall be terminated and the Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Agreement, and this Agreement otherwise may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the boards of directors of the Constituent Banks.

(b)          In the event of the termination and abandonment of this Agreement pursuant to Section 4.4(a) hereof, this Agreement shall become void and of no effect.

[Remainder of page intentionally left blank; signature page follows.]
A-3

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officer, as of the date first written above.

AMERIS BANK

By:
Dennis J. Zember Jr.
Chief Executive Officer

FIDELITY BANK

By:
H. Palmer Proctor, Jr.
President and Chief Executive Officer

[Signature Page to Bank Plan of Merger and Merger Agreement]

EXHIBIT B

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 17 , 2018, is entered into by and among Ameris Bancorp, a Georgia corporation (“ABCB”), Fidelity Southern Corporation, a Georgia corporation (“FSC”), and each person or entity executing this Agreement or a counterpart to this Agreement as a shareholder of FSC (each, a “Shareholder”).

WITNESSETH:

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by ABCB and FSC concurrently with the execution of this Agreement by the parties hereto, FSC will, subject to the terms and conditions set forth therein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”); and

WHEREAS, as an inducement for ABCB to enter into the Merger Agreement, ABCB has required that each Shareholder enter into this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:

1.            Definitions.  Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.

2.           Effectiveness.  The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.  If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.

3.          Voting Agreement.

(a)          From the date hereof until the earliest to occur of (x) the Effective Time, (y) the termination of the Merger Agreement in accordance with its terms and (z) the entry without the prior written consent of such Shareholder into any amendment or modification of the Merger Agreement which results in a decrease in, or change in the composition of, the Merger Consideration (the “Support Period”), each Shareholder irrevocably and unconditionally agrees that at any shareholder meeting of FSC to approve the Merger Agreement or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of FSC Common Stock beneficially owned by such Shareholder as of the date hereof, together with all shares of FSC Common Stock over which such Shareholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:

(i)          in favor of (A) the approval or adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of FSC and adopted in accordance with the terms thereof) and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement and such adjournment or postponement is in accordance with the Merger Agreement; and

(ii)         against (A) any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, and (B) other than the transactions contemplated by the Merger Agreement, any proposal that relates to an Acquisition Proposal, without regard to the terms of such proposal.

(b)          Each Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FSC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

(c)          Each Shareholder represents and warrants and covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

4.          Grant of Irrevocable Proxy; Appointment of Proxy.  During the Support Period, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, ABCB and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Shareholder as of the applicable record date in accordance with Section 3 of this Agreement, and each Shareholder shall retain the authority to vote on all other matters; provided, however, that each Shareholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Shareholder has not delivered to FSC prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Shareholder be voted in accordance with Section 3 of this Agreement.  Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is coupled with an interest and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement.  The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically.  If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement.  The parties agree that the foregoing is a voting agreement.  Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement in accordance with its terms.

5.          Transfer Restrictions Prior to Merger.  Each Shareholder agrees that, absent the prior written consent of ABCB and FSC, it will not, until the earlier of (x) the end of the Support Period and (y) the time at which the FSC Shareholder Approval is obtained, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of such Shareholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that such Shareholder may Transfer Owned Shares:  (i) (A) for estate planning or to a charitable institution for philanthropic purposes, (B) pursuant to any trust or will of such Shareholder, or by the Laws of intestate succession, or (C) pursuant to a qualified domestic order or as required by a divorce settlement, in each such case, so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Owned Shares; or (ii) solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any stock options, the vesting of any restricted shares or other equity awards or the conversion of any convertible securities.  Following a Transfer of Owned Shares by a Shareholder in accordance with this Section 5, such Transferred Owned Shares shall no longer constitute Owned Shares of such Transferring Shareholder for purposes of this Agreement.

6.          Cooperation.  Each Shareholder hereby:  (i) authorizes ABCB and FSC to publish and disclose in any public announcement, disclosure required by the SEC or by Applicable Law or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that ABCB or FSC reasonably determines is required to be disclosed by the SEC or Applicable Law in connection with the Merger and the transactions contemplated by the Merger Agreement; (ii) agrees to promptly give to ABCB and FSC any information ABCB or FSC may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify ABCB and FSC of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

7.          Representations and Warranties.  Each Shareholder represents and warrants to ABCB that:

(a)          such Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement;

(b)          this Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by ABCB and FSC, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action is necessary to authorize the execution and delivery by such Shareholder or the performance of its obligations hereunder;

(c)          the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder;

(d)          if such Shareholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been (or promptly shall be) duly and validly executed and delivered by, and constitutes (or will constitute) a valid and legally binding agreement of, such Shareholder’s spouse, enforceable in accordance with its terms;

(e)          the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Shareholder’s name on Exhibit A hereto; and

(f)          except as noted on Exhibit A hereto, such Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement).

8.          Waiver of Certain Rights.  Each Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against ABCB, FSC or any of their respective Subsidiaries, Affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

9.          Entire Agreement; Assignment.  This Agreement is irrevocable.  The exhibits hereto are incorporated as a part of this Agreement.  This Agreement (and, to the extent referenced herein, the Merger Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by ABCB or FSC to any successor-in-interest.

10.          Remedies/Specific Enforcement.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of ABCB and FSC would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in the event of any breach or threatened breach by any Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which ABCB or FSC may be entitled (including monetary damages), each of ABCB and FSC shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.  Each Shareholder further agrees that none of ABCB, FSC or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  If any legal action or other proceeding is brought against any party hereto to enforce any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

11.          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of Laws.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court located in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.2 of the Merger Agreement, at the address of ABCB or FSC, as the case may be, as set forth therein or, with respect to a Shareholder, at the address set forth below such Shareholder’s name on the signature pages hereto.

12.          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.          Individual Obligations.  This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement.  The obligations of each of the Shareholders under this Agreement are several and not joint, and all references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly.

14.          Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by ABCB, FSC and the applicable Shareholder(s), and (ii) in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.          Number; Gender.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.          Construction.  The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.

17.          Capacity as Shareholder.  This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of FSC and shall not apply in any manner to any Shareholder in any capacity as a director or officer of FSC or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by any Shareholder in the capacity of director or officer of FSC or its Subsidiaries, and no such action taken by such Shareholder in the capacity of director or officer of FSC or its Subsidiaries shall be deemed to constitute a breach of this Agreement).

18.          Headings.  The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

19.          Counterparts.  This Agreement may be executed in counter-parts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement as of the day and year first above written.

AMERIS BANCORP

By:
Dennis J. Zember Jr.
President and Chief Executive Officer

FIDELITY SOUTHERN CORPORATION

By:
James B. Miller, Jr.
Chairman and Chief Executive Officer

[Shareholder signatures follow.]

[Signature Page to Voting and Support Agreement ]

SHAREHOLDER:

Printed or Typed Name of Shareholder

Signature/By:

Name:
Title:
(Provide Name and Title if signing in a representative capacity for a Shareholder that is not an individual)

Address:

Email:

[Signature Page to Voting and Support Agreement ]

Exhibit A

Shareholder	Name(s) in Which Shares are Registered	Number of Owned Shares